EXHIBIT 99.3

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Host Hotels & Resorts, Inc.:

We have audited the accompanying consolidated balance sheets of Host Hotels & Resorts, Inc. and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2009. In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedule III included as Exhibit 99.4. These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Host Hotels & Resorts, Inc. and subsidiaries as of December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2009, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ KPMG LLP

McLean, Virginia

February 26, 2010 (except as to notes 2, 6, 10, 12, 15 and 19 which are as of November 30, 2010)

HOST HOTELS & RESORTS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2009 and 2008

(in millions, except per share amounts)

	2009	2008
ASSETS
Property and equipment, net	$10,231	$10,739
Assets held for sale	8	—
Due from managers	29	65
Investments in affiliates	153	229
Deferred financing costs, net	49	46
Furniture, fixtures and equipment replacement fund	124	119
Other	266	200
Restricted cash	53	44
Cash and cash equivalents	1,642	508

Total assets	$12,555	$11,950

LIABILITIES AND EQUITY
Debt
Senior notes, including $1,123 million and $916 million, respectively, net of discount, of Exchangeable Senior Debentures	$4,534	$3,943
Mortgage debt	1,217	1,436
Credit facility	—	410
Other	86	87

Total debt	5,837	5,876
Accounts payable and accrued expenses	174	119
Other	194	183

Total liabilities	6,205	6,178

Non-controlling interests—Host Hotels & Resorts, L.P.	139	158
Host Hotels & Resorts, Inc. stockholders’ equity
Cumulative redeemable preferred stock (liquidation preference $100 million), 50 million shares authorized; 4.0 million shares issued and outstanding	97	97
Common stock, par value $.01, 1,050 million shares and 750 million shares authorized, respectively; 646.3 million shares and 525.3 million shares issued and outstanding, respectively	6	5
Additional paid-in capital	6,875	5,868
Accumulated other comprehensive income	12	5
Deficit	(801)	(385)

Total equity of Host Hotels & Resorts, Inc. stockholders	6,189	5,590
Non-controlling interests—other consolidated partnerships	22	24

Total equity	6,211	5,614

Total liabilities, non-controlling interests and equity	$12,555	$11,950

See Notes to Consolidated Financial Statements.

HOST HOTELS & RESORTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

Years Ended December 31, 2009, 2008 and 2007

(in millions, except per common share amounts)

	2009	2008	2007
REVENUES
Rooms	$2,490	$3,106	$3,175
Food and beverage	1,236	1,547	1,582
Other	311	347	350

Total hotel sales	4,037	5,000	5,107
Rental income	107	119	120

Total revenues	4,144	5,119	5,227

EXPENSES
Rooms	683	762	756
Food and beverage	935	1,132	1,149
Other departmental and support expenses	1,102	1,252	1,235
Management fees	158	241	262
Other property-level expenses	386	384	384
Depreciation and amortization	615	555	497
Corporate and other expenses	116	58	69
Gain on insurance settlement	—	(7)	(51)

Total operating costs and expenses	3,995	4,377	4,301

OPERATING PROFIT	149	742	926
Interest income	7	20	37
Interest expense	(379)	(375)	(444)
Net gains on property transactions	14	2	6
Gain on foreign currency transactions and derivatives	5	1	—
Equity in earnings (losses) of affiliates	(32)	(10)	11

INCOME (LOSS) BEFORE INCOME TAXES	(236)	380	536
Benefit (provision) for income taxes	39	3	(3)

INCOME (LOSS) FROM CONTINUING OPERATIONS	(197)	383	533
Income (loss) from discontinued operations.	(61)	31	201

NET INCOME (LOSS)	(258)	414	734
Less: Net (income) loss attributable to non-controlling interests	6	(19)	(31)

NET INCOME (LOSS) ATTRIBUTABLE TO HOST HOTELS & RESORTS, INC.	(252)	395	703
Less: Dividends on preferred stock	(9)	(9)	(9)

NET INCOME (LOSS) AVAILABLE TO COMMON STOCKHOLDERS	$(261)	$386	694

BASIC EARNINGS (LOSS) PER COMMON SHARE:
Continuing operations	$(.34)	$.68	$.94
Discontinued operations	(.11)	.06	.39

BASIC EARNINGS (LOSS) PER COMMON SHARE	$(.45)	$.74	$1.33

DILUTED EARNINGS (LOSS) PER COMMON SHARE:
Continuing operations	$(.35)	$.66	$.94
Discontinued operations	(.10)	.06	.38

DILUTED EARNINGS (LOSS) PER COMMON SHARE:	$(.45)	$.72	$1.32

See Notes to Consolidated Financial Statements.

HOST HOTELS & RESORTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY

AND COMPREHENSIVE INCOME (LOSS)

Years Ended December 31, 2009, 2008 and 2007

(in millions)

Shares Outstanding			Preferred Stock	Common Stock	Additional Paid-in Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income	Non- controlling Interests of Consolidated Partnerships	Non- controlling Interests of Host Hotels & Resorts, L.P	Comprehensive Income
Preferred	Common
4.0	521.1	Balance, December 31, 2006	$97	$5	$5,479	$(615)	$24	$28	$462
—	—	Net income	—	—	—	703	—	6	25	$703
—	0.5	Redemptions of limited partner interests for common stock	—	—	5	—	—	—	(5)
—	—	Other changes in ownership	—	—	152	—	—	—	(152)
—	—	Other comprehensive income (loss):
		Foreign currency translation and other comprehensive income of unconsolidated affiliates	—	—	—	—	20	—	—	20

—	—	Comprehensive income (loss)								$723

—	1.0	Comprehensive stock and employee stock purchase plans	—	—	(12)	—	—	—	—
—	—	Dividends on common stock	—	—	—	(523)	—	—	—
—	—	Dividends on preferred stock	—	—	—	(9)	—	—	—
—	—	Cumulative effect of adoption of accounting pronouncement related to income taxes	—	—	—	11	—	—	—
—	—	Issuance of 2007 Exchangeable Senior Debentures	—	—	89	—	—	—	—
—	—	Distributions to non-controlling interests of consolidated partnerships	—	—	—	—	—	(6)	(18)
4.0	522.6	Balance, December 31, 2007	97	5	5,713	(433)	44	28	312
—	—	Net income	—	—	—	395	—	3	16	$395
—	—	Issuance of common OP units	—	—	—	—	—	—	93
—	8.8	Redemptions of limited partner interests for common stock	—	—	92	—	—	—	(92)
—	—	Other changes in ownership	—	—	156	—	—	—	(156)
—	—	Other comprehensive income (loss):
		Foreign currency translation and other comprehensive income of unconsolidated affiliates	—	—	—	—	(45)	—	(1)	(46)
—	—	Change in fair value of derivative instruments	—	—	—	—	6	—	—	6

—	—	Comprehensive income (loss)								$355

—	0.4	Comprehensive stock and employee stock purchase plans	—	—	7	—	—	—	—
—	—	Dividends on common stock	—	—	—	(338)	—	—	—
—	—	Dividends on preferred stock	—	—	—	(9)	—	—
—	—	Distributions to non-controlling interests of consolidated partnerships	—	—	—	—	—	(7)	(14)
—	(6.5)	Repurchase of common stock	—	—	(100)	—	—	—	—
4.0	525.3	Balance, December 31, 2008	$97	$5	$5,868	$(385)	$5	$24	$158

See Notes to Consolidated Financial Statements.

HOST HOTELS & RESORTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY

AND COMPREHENSIVE INCOME (LOSS)—(Continued)

Years Ended December 31, 2009, 2008 and 2007

(in millions)

Shares Outstanding			Preferred Stock	Common Stock	Additional Paid-in Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income	Non- controlling Interests of Consolidated Partnerships	Non- controlling Interests of Host Hotels & Resorts, L.P	Comprehensive Income
Preferred	Common
4.0	525.3	Balance, December 31, 2008	$97	$5	$5,868	$(385)	$5	$24	$158
—	—	Net loss	—	—	—	(252)	—	(1)	(5)	$(252)
—	—	Unrealized loss on common stock	—	—	—	—	(4)	—	—	(4)
—	—	Other changes in ownership	—	—	(19)	—	—	—	19
—	—	Other comprehensive income (loss):
—	—	Foreign currency translation and other comprehensive income of unconsolidated affiliates	—	—	—	—	15	—	—	15
—	—	Change in fair value of derivative instruments	—	—	—	—	(4)	—	—	(4)

—	—	Comprehensive income (loss)								$(245)

—	103.8	Common stock issuances	—	1	766	—	—	—	—
—	.4	Comprehensive stock and employee stock purchase plans	—	—	6	—	—	—	—
—	—	Common stock dividends paid in cash	—	—	—	(16)	—	—	—
—	13.4	Common stock dividends paid in shares	—	—	139	(139)	—	—	—
—	—	Dividends on preferred stock	—	—	—	(9)	—	—	—
—	—	Issuance of 2009 Exchangeable Senior Debentures	—	—	82	—	—	—	—
—	3.4	Redemptions of limited partner interests for common stock	—	—	33	—	—	—	(33)
—	—	Contributions from non-controlling interests of consolidated partnerships	—	—	—	—	—	1	—
—	—	Distributions to non-controlling interests of consolidated partnerships	—	—	—	—	—	(2)	—
4.0	646.3	Balance, December 31, 2009	$97	$6	$6,875	$(801)	$12	$22	$139

See Notes to Consolidated Financial Statements.

HOST HOTELS & RESORTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2009, 2008 and 2007

(in millions)

	2009	2008	2007
OPERATING ACTIVITIES
Net income (loss)	$(258)	$414	$734
Adjustments to reconcile to cash provided by operations:
Discontinued operations:
Gain on dispositions	(26)	(24)	(162)
Depreciation	88	27	23
Depreciation and amortization	615	555	497
Amortization of deferred financing costs	14	12	18
Amortization of debt premiums/discounts, net	31	33	27
Deferred income taxes	(38)	(8)	(7)
Net gains on property transactions and other	(14)	(2)	(6)
Gain on foreign currency transactions and derivatives	(5)	(1)	—
Gain on extinguishment of debt	(5)	(14)	—
Equity in (earnings) losses of affiliates	32	10	(11)
Distributions from equity investments	1	3	4
Change in due from managers	34	41	(57)
Changes in other assets	(12)	—	(12)
Changes in other liabilities	95	(26)	(47)

Cash provided by operating activities	552	1,020	1,001

INVESTING ACTIVITIES
Proceeds from sales of assets, net	199	38	400
Proceeds from sale of interest in CBM Joint Venture LLC	13	—	—
Acquisitions	—	—	(15)
Deposits for acquisitions	—	—	(22)
Investment in affiliates	(7)	(77)	(12)
Return of capital from investments in affiliates	39	—	—
Capital expenditures:
Renewals and replacements	(164)	(374)	(267)
Repositionings and other investments	(176)	(298)	(346)
Change in furniture, fixtures & equipment (FF&E) replacement fund	(6)	3	(23)
Change in restricted cash designated for FF&E replacement fund	(14)	6	55
Property insurance proceeds	—	—	38
Other	—	(14)	—

Cash used in investing activities	(116)	(716)	(192)

FINANCING ACTIVITIES
Financing costs	(20)	(8)	(9)
Issuances of debt	906	300	1,025
Net draws (repayments) on credit facility	(410)	410	(250)
Repurchase of senior notes, including exchangeable debentures	(139)	(82)	—
Debt prepayments and scheduled maturities	(342)	(245)	(1,015)
Scheduled principal repayments	(14)	(16)	(35)
Common stock issuance	767	—	—
Common stock repurchase	—	(100)	—
Dividends on common stock	(42)	(522)	(444)
Dividends on preferred stock	(9)	(9)	(9)
Distributions to non-controlling interests	(3)	(28)	(22)
Change in restricted cash other than FF&E replacement fund	4	16	74

Cash provided by (used in) financing activities	698	(284)	(685)

INCREASE IN CASH AND CASH EQUIVALENTS	1,134	20	124
CASH AND CASH EQUIVALENTS, beginning of year	508	488	364

CASH AND CASH EQUIVALENTS, end of year	$1,642	$508	$488

See Notes to Consolidated Financial Statements.

HOST HOTELS & RESORTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2009, 2008 and 2007

(in millions)

Supplemental schedule of noncash investing and financing activities:

During 2009, 2008 and 2007, we issued approximately 3.4 million, 8.8 million and 0.5 million shares, respectively, upon the conversion of Host LP units, or OP units, held by non-controlling interests valued at $18 million, $119 million and $12 million, respectively.

On December 18, 2009, we issued 13.4 million shares of common stock valued at $140 million to our stockholders as part of our special common dividend.

On March 12, 2008, we acquired the remaining limited partnership interests in Pacific Gateway Ltd., a subsidiary partnership of Host LP, which owns the San Diego Marriott Hotel and Marina, and other economic rights formerly held by our partners, including the right to receive 1.7% of the hotel’s sales, in exchange for 5,575,540 OP Units. The OP Units were valued at $93 million based on the closing stock price on such date for Host Hotels & Resorts, Inc., of $16.68.

See Notes to Consolidated Financial Statements.

HOST HOTELS & RESORTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Summary of Significant Accounting Policies

Description of Business

Host Hotels & Resorts, Inc., or Host, a Maryland corporation that operates through an umbrella partnership structure, is primarily the owner of hotel properties. We operate as a self-managed and self-administered real estate investment trust, or REIT, with our operations conducted solely through an operating partnership, Host Hotels & Resorts, L.P., or Host LP and its subsidiaries. We are the sole general partner of Host LP and as of December 31, 2009, own approximately 98% of the partnership interests, which are referred to as OP units.

As of December 31, 2009, we owned, or had controlling interests in, 111 luxury and upper-upscale, hotel lodging properties located throughout the United States, Toronto and Calgary, Canada, Mexico City, Mexico and Santiago, Chile operated primarily under the Marriott®, Ritz-Carlton®, Hyatt®, Fairmont®, Four Seasons®, Hilton®, Westin® Sheraton®, W®, St. Regis® and Luxury Collection® brand names.

Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries and controlled affiliates. If we determine that we are an owner in a variable interest entity and that our variable interest will absorb a majority of the entity’s expected losses if they occur, receive a majority of the entity’s expected residual returns if they occur, or both, then we will consolidate the entity. Additionally, we consolidate entities (in the absence of other factors determining control) when we own over 50% of the voting shares or, in the case of partnership investments, when we own a majority of the general partnership interest and can control the entity. The control factors we consider include the ability of non-controlling interests to participate in or block management decisions. All material intercompany transactions and balances have been eliminated.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with U.S. generally accepted accounting principles, or GAAP, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

We consider all highly liquid investments with a maturity of 90 days or less at the date of purchase to be cash equivalents.

Restricted Cash

Restricted cash includes reserves for debt service, real estate taxes, insurance, furniture, fixtures and equipment, as well as cash collateral and excess cash flow deposits due to mortgage debt agreement restrictions and provisions. For purposes of the statements of cash flows, changes in restricted cash that are used for furniture, fixture and equipment replacement funds controlled by our lenders are shown as investing activities. The remaining changes in restricted cash are the direct result of restrictions under our loan agreements, and, as such, are reflected in cash from financing activities.

HOST HOTELS & RESORTS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table represents our restricted cash balances as of December 31, 2009 and 2008, which are restricted as a result of lender requirements (in millions):

	2009	2008
Debt service	$11	$11
Real estate taxes	6	7
Insurance	5	—
Cash collateral	4	8
Excess cash flow requirements	2	3
Furniture, fixtures and equipment replacement funds controlled by lenders	22	8
Special projects reserve	—	4
Other	3	3

Total	$53	$44

Property and Equipment

Property and equipment is recorded at cost. For newly developed properties, cost includes interest and real estate taxes incurred during development and construction. Replacements and improvements and capital leases are capitalized, while repairs and maintenance are expensed as incurred. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally 40 years for buildings and three to ten years for furniture and equipment. Leasehold improvements are amortized over the shorter of the lease term or the useful lives of the related assets.

We capitalize certain inventory (such as china, glass, silver, linen) at the time of a hotel opening, or when significant inventory is purchased (in conjunction with a major rooms renovation or when the number of rooms or meeting space at a hotel is expanded). These amounts are then amortized over the estimated useful life of three years. Subsequent replacement purchases are expensed when placed in service.

We maintain a furniture, fixtures and equipment replacement fund for renewal and replacement capital expenditures at certain hotels, which is generally funded with approximately 5% of property revenues.

We analyze our assets for impairment when events or circumstances occur that indicate the carrying value may not be recoverable. We consider a property to be impaired when the sum of future undiscounted cash flows over our remaining estimated holding period is less than the carrying value of the asset. We test for impairment in several situations, including when a property has a current or projected loss from operations, when it becomes more likely than not that a hotel will be sold before the end of its previously estimated useful life, or when other events, trends, contingencies or changes in circumstances indicate that a triggering event has occurred and an asset’s carrying value may not be recoverable. For impaired assets, we record an impairment charge equal to the excess of the property’s carrying value over its fair value. In the evaluation of the impairment of our assets, we make many assumptions and estimates, including assumptions on the projected cash flows, both from operations and the eventual disposition, the expected useful life and holding period of the asset, the future required capital expenditures and fair values, including consideration of capitalization rates, discount rates and comparable selling prices.

We will classify a hotel as held for sale when the sale of the asset is probable, will be completed within one year and actions to complete the sale are unlikely to change or that the sale will be withdrawn. Accordingly, we typically classify assets as held for sale when our Board of Directors has approved the sale, a binding agreement

HOST HOTELS & RESORTS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

to purchase the property has been signed under which the buyer has committed a significant amount of nonrefundable cash and no significant financing contingencies exist which could prevent the transaction from being completed in a timely manner. If these criteria are met, we will record an impairment loss if the fair value less costs to sell is lower than the carrying amount of the hotel and will cease recording depreciation. We will classify the loss, together with the related operating results, including interest expense on debt assumed by the buyer or that is required to be repaid as a result of the sale, as discontinued operations on our consolidated statements of operations and classify the assets and related liabilities as held for sale on the balance sheet. Gains on sales of properties are recognized at the time of sale or deferred and recognized as income in subsequent periods as conditions requiring deferral are satisfied or expire without further cost to us.

We recognize the fair value of any liability for conditional asset retirement obligations including environmental remediation liabilities when incurred, which is generally upon acquisition, construction, or development and/or through the normal operation of the asset, if sufficient information exists to reasonably estimate the fair value of the obligation.

Intangible Assets

In conjunction with our acquisition of hotel properties, we may identify intangible assets. Identifiable intangible assets are typically contracts, including ground and retail leases and management and franchise agreements, which are recorded at fair value, although no value is generally allocated to contracts which are at market terms. These contract values are based on the present value of the difference between contractual amounts to be paid pursuant to the contracts acquired and our estimate of the fair value of contract rates for corresponding contracts measured over the period equal to the remaining non-cancelable term of the contract. Intangible assets are amortized using the straight-line method over the remaining non-cancelable term of the related agreements.

Non-Controlling Interests

Host LP.    We adjust the non-controlling interests of Host LP each period so that the amount presented equals the greater of its carrying value based on the accumulated historical cost or its redemption value. The historical cost is based on the proportional relationship between the historical cost of equity held by our common stockholders relative to that of the unitholders of Host LP. The redemption value is based on the amount of cash or Host stock, at our option, that would be paid to the non-controlling interests of the operating partnership if the partnership were terminated. Therefore, we have assumed that the redemption value is equivalent to the number of shares issuable upon conversion of the outside OP Units valued at the market price of Host common stock at the balance sheet date. Subsequent to the stock dividend issued in 2009 (see Note 4 – Equity), one OP unit may now be exchanged into 1.021494 shares of Host common stock. At year end 2008, outside OP Units were exchangeable for Host common shares on a one-for-one basis. The table below details the historical cost and redemption values for the non-controlling interests (in millions):

	As of December 31,
	2009	2008
OP Units outstanding (millions)	11.7	15.1
Market price per Host common share	$11.67	$7.57
Shares issuable upon conversion of one OP Unit	1.021494	1.00
Redemption value (millions)	$139	$114
Historical cost (millions)	$113	$158
Book value (millions)(1)	$139	$158

(1)	The book value recorded is equal to the greater of the redemption value or the historical cost.

HOST HOTELS & RESORTS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Net income (loss) is allocated to the non-controlling interests of Host LP based on their weighted average ownership percentage during the period.

Other Consolidated Partnerships.    As of December 31, 2009, we consolidate three majority-owned partnerships with mandatorily redeemable non-controlling interests with finite lives ranging from 99 to 100 years that terminate between 2081 and 2095. Third party partnership interests that have finite lives are included in non-controlling interests-other consolidated partnerships in the consolidated balance sheets and totaled $22 million and $24 million as of December 31, 2009 and 2008, respectively. At December 31, 2009 and 2008, the fair values of the non-controlling interests in these partnerships were approximately $44 million and $66 million, respectively. As of December 31, 2009, none of our partnerships have infinite lives as defined by GAAP.

Net income (loss) attributable to non-controlling interests of Host LP and of other non-controlling consolidated partnerships is not included in the determination of net income (loss). However, net income (loss) has been reduced by the amount attributable to non-controlling interests, which totaled ($6) million, $19 million and $31 million for the years ended December 31, 2009, 2008 and 2007, respectively, in the determination of net income (loss) attributable to Host.

Distributions from Investments in Affiliates

We classify the distributions from our equity investments in the statements of cash flows based upon an evaluation of the specific facts and circumstances of each distribution to determine its nature. For example, distributions from cash generated by property operations are classified as cash flows from operating activities. However, distributions received as a result of property sales would be classified as cash flows from investing activities.

Other-than-Temporary Impairments

We review our equity method investments for other-than-temporary impairment based on the occurrence of any triggering events that would indicate that the carrying amount of the investment exceeds its fair value on an other-than-temporary basis. Triggering events can include a decline in distributable cash flows from the investment, a change in the expected useful life or other significant events which would decrease the value of the investment. Our investments primarily consist of joint ventures which own hotel properties; therefore, we will generally have few observable inputs and will determine the fair value based on a discounted cash flow analysis of the investment, as well as considering the impact of other elements (i.e. control premiums, etc.). We use certain inputs such as available third-party appraisals and forecast net operating income for the hotel properties to estimate the expected cash flows. If an equity method investment is impaired, a loss is recorded for the difference between the fair value and the carrying value of the investment.

Income Taxes

We have elected to be taxed as a REIT under the applicable provisions of the Internal Revenue Code and, as such, are not subject to federal income tax, provided we distribute all of our taxable income annually to our stockholders and comply with certain other requirements. In addition to paying federal and state income tax on any retained income, we are subject to taxes on “built-in-gains” on sales of certain assets. Our taxable REIT subsidiaries are subject to federal, state and foreign income tax. The consolidated income tax provision or benefit includes the income tax provision or benefit related to the operations of the taxable REIT subsidiaries, state income taxes incurred by Host and Host LP and foreign income taxes incurred by Host LP, as well as each of their respective subsidiaries.

HOST HOTELS & RESORTS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities from a change in tax rates is recognized in earnings in the period when the new rate is enacted. However, deferred tax assets are recognized only to the extent that it is more likely than not that they will be realized based on consideration of available evidence, including future reversals of existing taxable temporary differences, future projected taxable income and tax planning strategies.

Deferred Charges

Financing costs related to long-term debt are deferred and amortized over the remaining life of the debt using the effective interest method.

Foreign Currency Translation

As of December 31, 2009, our foreign operations consist of four properties located in Canada, one property located in Mexico, two in Chile, an investment in a joint venture in Europe and an investment in a joint venture in Asia. The operations of these properties and our investments are maintained in their functional currency, which is generally the local currency, and then translated to U.S. dollars using the average exchange rates for the period. The assets and liabilities of the properties and the investment are translated to U.S. dollars using the exchange rate in effect at the balance sheet date. The resulting translation adjustments are reflected in accumulated other comprehensive income.

Derivative Instruments

We are subject to market exposures in several aspects of our business including foreign currency exposure related to our investment in the European joint venture, our consolidated international hotels, interest rate exposure for the interest payments for our floating rate debt and the fair value of our fixed rate debt. We may, from time to time, enter into derivative instruments to either protect against fluctuations in the fair value of our investments in foreign entities or the fair value of our debt instruments. Prior to entering into the derivative contract, we evaluate whether the transaction would qualify for hedge accounting and continue to evaluate hedge effectiveness through the life of the contract. Gains and losses on contracts that meet the requirements for fair value hedge accounting are recorded on the balance sheet at fair value, with offsetting changes recorded to net income (loss) or accumulated other comprehensive income, based on the applicable accounting guidance. We incorporate credit valuation adjustments to appropriately reflect both our own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. In adjusting the fair value of its derivative contracts for the effect of nonperformance risk, we have considered the impact of netting any applicable credit enhancements, such as collateral postings, thresholds, mutual puts and guarantees.

In situations where we have floating rate debt, we may purchase interest rate swaps or interest rate caps, which would be considered derivative instruments. If the requirements for hedge accounting are met and the instruments qualify as cash flow hedges, amounts paid or received under these agreements would be recognized over the life of the agreements as adjustments to interest expense, and the fair value of the derivatives would be recorded on the accompanying balance sheet, with offsetting adjustments or charges recorded to accumulated other comprehensive income.

HOST HOTELS & RESORTS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Other Comprehensive Income

The components of total accumulated other comprehensive income in the balance sheets are as follows (in millions):

	2009	2008
Unrealized gain on HM Services common stock	$—	$4
Gain on forward currency contracts	2	6
Foreign currency translation	10	(5)

Total accumulated other comprehensive income	$12	$5

Revenues

Our consolidated results of operations reflect revenues and expenses of our hotels. Revenues are recognized when the services are provided. Additionally, we collect sales, use, occupancy and similar taxes at our hotels which we present on a net basis (excluded from revenues) on our statements of operations.

HOST HOTELS & RESORTS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Earnings Per Common Share

Basic earnings per common share is computed by dividing net income available to common stockholders by the weighted average number of shares of common stock outstanding. Diluted earnings per common share is computed by dividing net income available to common stockholders as adjusted for potentially dilutive securities, by the weighted average number of shares of common stock outstanding plus other potentially dilutive securities. Dilutive securities may include shares granted under comprehensive stock plans, other non-controlling interests that have the option to convert their limited partnership interests to common OP units and convertible debt securities. No effect is shown for any securities that are anti-dilutive.

	Year ended December 31,
	2009	2008	2007
	(in millions, except per share amounts)
Net income (loss)	$(258)	$414	$734
Net (income) loss attributable to non-controlling interests	6	(19)	(31)
Dividends on preferred stock	(9)	(9)	(9)

Earnings (loss) available to common stockholders	(261)	386	694
Assuming deduction of gain recognized for the repurchase of 2004 Debentures(1)	(2)	(8)	—

Diluted earnings (loss) available to common stockholders	$(263)	$378	$694

Basic weighted average shares outstanding	586.3	521.6	522.1
Assuming weighted average shares for the repurchased 2004 Debentures	.9	5.4	—
Assuming distribution of common shares granted under the comprehensive stock plan, less shares assumed purchased at market price	—	.4	.9
Assuming conversion of non-controlling OP units issuable	—	—	1.2

Diluted weighted average shares outstanding(2)	587.2	527.4	524.2

Basic earnings (loss) per share	$(.45)	$.74	$1.33
Diluted earnings (loss) per share	$(.45)	$.72	$1.32

(1)

During 2009 and 2008, we repurchased $75 million and $100 million face amount, respectively, of our $500 million 3 1/4% Exchangeable Senior Debentures (the “2004 Debentures”) with a carrying value of $72 million and $96 million for approximately $69 million and $82 million, respectively. We are required to determine the dilutive effect of the repurchased 2004 Debentures separately from the 2004 Debentures outstanding at December 31, 2009 and 2008. The 2004 Debentures repurchased during 2009 and 2008 are treated as having been converted to common stock equivalents at the start of the period. Accordingly, the 2009 and 2008 adjustments to net income related to the repurchased 2004 Debentures include a $3 million and $14 million gain, respectively, net of interest expense on the repurchased debentures.

(2)	There are 51 million potentially dilutive shares for our Exchangeable Senior Debentures and shares granted under comprehensive stock plans which were not included in the computation of diluted EPS as of December 31, 2009 because to do so would have been anti-dilutive for the period. See Note 4—Debt for the terms and conditions of our Exchangeable Senior Debentures and Note 8—“Employee Stock Plans” for the terms and conditions of our comprehensive stock plans.

Accounting for Share-Based Payments

At December 31, 2009, we maintained two stock-based employee compensation plans, which are accounted for in accordance with GAAP. See Note 8, “—Employee Stock Plans.”

HOST HOTELS & RESORTS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Concentrations of Credit Risk

Financial instruments that potentially subject us to significant concentrations of credit risk consist principally of cash and cash equivalents. We are exposed to credit risk with respect to cash held at various financial institutions, access to our credit facility, and amounts due or payable under our derivative contracts. At December 31, 2009, our exposure risk related to our derivative contracts totaled $3.4 million and the counterparties are investment grade financial institutions. Our credit risk exposure with regard to our cash and the $600 million available under our credit facility is spread among a diversified group of investment grade financial institutions.

Application of New Accounting Standards

Business Combinations.    This new accounting pronouncement provides principles on the recognition and measurement of the identifiable assets acquired, the liabilities assumed, any non-controlling interest in the acquiree and goodwill acquired in a business combination. The pronouncement particularly requires the assets acquired, liabilities assumed and non-controlling interests to be measured at the acquisition date fair value, including contingent considerations. Furthermore, the pronouncement prohibits acquisition-related costs, such as due diligence, legal and accounting fees, from being capitalized or applied in determining the fair value of the acquired assets. We adopted the provisions of this pronouncement on January 1, 2009. We do not believe the adoption of this pronouncement will materially affect the recognition and measurement related to our future business combinations.

Consolidation of Variable Interest Entities.    The FASB recently amended its guidance surrounding a company’s analysis to determine whether any of its variable interests constitute controlling financial interests in a variable interest entity. This analysis identifies the primary beneficiary of a variable interest entity as the enterprise that has both of the following characteristics:

•	The power to direct the activities of a variable interest entity that most significantly impact the entity’s economic performance.

•

The obligation to absorb losses of the entity that could potentially be significant to the variable interest entity or the right to receive benefits from the entity that could potentially be significant to the variable interest entity.

Additionally, an enterprise is required to assess whether it has an implicit financial responsibility to ensure that a variable interest entity operates as designed when determining whether it has the power to direct the activities of the variable interest entity that most significantly impact the entity’s economic performance. The new guidance also requires ongoing reassessments of whether an enterprise is the primary beneficiary of a variable interest entity. The guidance is effective for the first annual reporting period that begins after November 15, 2009 and, accordingly, we will reevaluate our interests in variable interest entities for the period beginning on January 1, 2010 to determine that the entities are reflected properly in the financial statements as investments or consolidated entities. We do not anticipate that the implementation of this guidance will have any material effect on our financial statements.

Reclassifications

Certain prior year financial statement amounts have been reclassified to conform with the current year presentation.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

2.	Property and Equipment

Property and equipment consists of the following as of December 31:

	2009	2008
	(in millions)
Land and land improvements	$1,574	$1,613
Buildings and leasehold improvements	11,502	11,502
Furniture and equipment	1,794	1,749
Construction in progress	104	174

	14,974	15,038
Less accumulated depreciation and amortization	(4,743)	(4,299)

	$10,231	$10,739

The aggregate cost of real estate for federal income tax purposes is approximately $9,601 million at December 31, 2009.

During 2009, we recorded non-cash impairment charges totaling $97 million of which $20 million of impairment charges is included in depreciation and amortization and the remaining $77 million of impairment charges is recorded in discontinued operations. See “Note 12—Fair Value Measurements.”

3.	Investments in Affiliates

We own investments in voting interest entities which we do not consolidate and, accordingly, are accounted for under the equity method of accounting. The debt of these affiliates is non-recourse to, and not guaranteed by, us. Investments in affiliates consists of the following:

	As of December 31, 2009
	Ownership Interests	Our Investment	Debt	Assets
		(in millions)
Asia Pacific Hospitality Venture Pte. Ltd.	25.0%	$—	$—	None
HHR Euro CV	32.1%	137	1,032	Eleven hotels located in Europe
HHR TRS CV	9.8%	1	5	Lease agreements for certain hotels owned by HHR Euro CV
Tiburon Golf Ventures, L.P.	49.0%	15	—	36-hole golf club

Total		$153	$1,037

	As of December 31, 2008
	Ownership Interests	Our Investment	Debt	Assets
		(in millions)
Asia Pacific Hospitality Venture Pte. Ltd.	25.0%	$—	$—	None
HHR Euro CV	32.1%	208	1,017	Eleven hotels located in Europe
HHR TRS CV	9.8%	1	5	Lease agreements for certain hotels owned by HHR Euro CV
CBM Joint Venture L.P.	3.6%	5	810	115 Courtyard hotels
Tiburon Golf Ventures, L.P.	49.0%	15	—	36-hole golf club

Total		$229	$1,832

HOST HOTELS & RESORTS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

European Joint Venture

In March 2006, we formed a joint venture, HHR Euro CV, to acquire hotels in Europe (the “European joint venture”). We serve as the general partner for the European joint venture and have a 32.1% ownership interest (including our limited and general partner interests). The initial term of the European joint venture is ten years, subject to two one-year extensions with partner approval. As of December 31, 2009, five of the hotels owned by HHR Euro CV are leased to HHR TRS CV, an entity of which we also serve as a general partner and have a 9.8% ownership interest, including our general and limited partner interests. Due to the ownership structure and the non-Host limited partners’ rights to cause the dissolution and liquidation of the European joint venture and HHR TRS CV at any time, they are not consolidated in our financial statements. As general partner, we earn a management fee based on the amount of equity commitments and equity investments. In 2009, 2008 and 2007, we recorded approximately $6 million, $6 million and $5 million of management fees, respectively.

During 2008, we entered into three foreign currency forward purchase contracts totaling €60 million (approximately $88 million) to hedge a portion of the foreign currency exposure resulting from the eventual repatriation of our net investment in the European joint venture. These derivatives are considered a hedge of the foreign currency exposure of a net investment in a foreign operation, and, in accordance with SFAS 133, are marked-to-market with changes in fair value recorded to accumulated other comprehensive income within the stockholders’ equity portion of our balance sheet. We also evaluate counterparty credit risk in the calculation of the fair value of the derivatives. Changes in the fair value of the derivative instruments totaled $(4) million and $6 million in 2009 and 2008, respectively, and are included in other comprehensive income. The balance in accumulated other comprehensive income related to the foreign currency forward purchase contracts was $2 million and $6 million at December 31, 2009 and December 31, 2008, respectively.

Our unconsolidated investees assess impairment of real estate properties based on whether estimated undiscounted future cash flows from each individual property are less than book value. If a property is impaired, a loss is recorded for the difference between the fair value and net book value of the hotel. In 2008, we recognized a charge of approximately $2 million related to the impairment of one such property in equity in earnings of affiliates. We also review our investments for other-than-temporary impairment based on the occurrence of any events that would indicate that the carrying amount of the investment exceeds its fair value on an other-than-temporary basis. During the second quarter of 2009, we recorded a non-cash impairment charge totaling $34 million in equity in earnings (losses) of affiliates based on the difference between the estimated fair value of our investment and its carrying value. As of December 31, 2009, no further impairment was recorded. See “Note 12—Fair Value Measurements.”

Asian Joint Venture

On March 25, 2008, we entered into a joint venture, structured as a Singapore Corporation that will explore investment opportunities in various markets throughout Asia, including China, Japan, Vietnam, and India, as well as in Australia (the “Asian joint venture”). We own a 25% interest in the joint venture, which has an initial term of seven years. Due to the ownership structure of the Asian joint venture and our partner’s rights to cause the dissolution and liquidation of the joint venture, it is not consolidated in our financial statements. As of December 31, 2009, the Asian joint venture did not own any hotels.

CBM Joint Venture LP

CBM Joint Venture Limited Partnership (“CBM JV”) owns 115 Courtyard by Marriott hotels, which are operated by Marriott International pursuant to long-term management agreements. On September 11, 2009, we

HOST HOTELS & RESORTS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

sold our remaining 3.6% limited partnership interest in CBM JV for approximately $13 million and recorded the gain on property transaction of $5 million, net of taxes. As a result of this transaction, we no longer have any ownership interest in CBM JV.

Other Investments

We own a 49% limited partner interest in Tiburon Golf Ventures, L.P., which owns the golf club surrounding The Ritz-Carlton, Naples Golf Resort. We also own minority interests in three partnerships that directly or indirectly own two hotels. The total carrying value of these partnerships is less than $500,000, and we do not have any guarantees or commitments in relation to these partnerships.

Combined summarized balance sheet information as of December 31 for our affiliates follows:

	2009	2008
	(in millions)
Property and equipment, net	$1,461	$2,685
Other assets	175	482

Total assets	$1,636	$3,167

Debt	$1,037	$1,832
Other liabilities	212	376
Equity	387	959

Total liabilities and equity	$1,636	$3,167

Combined summarized operating results for our affiliates for the years ended December 31 follows:

	2009	2008	2007
	(in millions)
Total revenues	$360	$986	$954
Operating expenses
Expenses	(274)	(769)	(698)
Depreciation and amortization	(119)	(121)	(87)

Operating profit (loss)	(33)	96	169
Interest income	3	10	7
Interest expense	(53)	(118)	(103)

Net income (loss)	$(83)	$(12)	$73

HOST HOTELS & RESORTS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

4.	Debt

Debt consists of the following:

	December 31, 2009	December 31, 2008
Series K senior notes, with a rate of 7 1/8% due November 2013	$725	$725
Series M senior notes, with a rate of 7% due August 2012(1)	344	348
Series O senior notes, with a rate of 6 3/8% due March 2015	650	650
Series Q senior notes, with a rate of 6 3/4% due June 2016	800	800
Series S senior notes, with a rate of 6 7/8% due November 2014	498	497
Series T senior notes, with a rate of 9% due May 2017	387	—
2004 Exchangeable Senior Debentures, with a rate of 3 1/4% due April 2024	323	383
2007 Exchangeable Senior Debentures, with a rate of 2 5/8% due April 2027	484	533
2009 Exchangeable Senior Debentures, with a rate of 2 1/2% due October 2029	316	—
Senior notes, with rate of 10.0% due May 2012	7	7

Total senior notes	4,534	3,943
Mortgage debt (non-recourse) secured by $1.5 billion and $2.1 billion of real estate assets, with an average interest rate of 5.1% and 6.2% at December 31, 2009 and 2008, maturing through December 2023(1)(2)	1,217	1,436
Credit facility	—	410
Other	86	87

Total debt	$5,837	$5,876

(1)	During the first quarter of 2010, we redeemed the remaining $346 million of the 7% Series M senior notes and repaid the $124 million mortgage debt on the Atlanta Marriott Marquis.
(2)	The assets securing mortgage debt represents the book value of real estate assets, net of accumulated depreciation. These amounts do not represent the current market value of the assets.

Senior Notes

General. Under the terms of our senior notes indenture, which includes our Exchangeable Senior Debentures, our senior notes are equal in right of payment with all of Host LP’s unsubordinated indebtedness and senior to all subordinated obligations of Host LP. The face amount of our senior notes as of December 31, 2009 and 2008 was $4.7 billion and $4.0 billion, respectively. The senior notes balance as of December 31, 2009 and 2008 includes discounts of approximately $145 million and $89 million, respectively. The notes under our senior notes indenture are guaranteed by certain of our existing subsidiaries and are secured by pledges of equity interests in many of our subsidiaries. The guarantees and pledges ratably benefit the notes under our senior notes indenture, as well as our credit facility, certain other senior debt, and interest rate swap agreements and other hedging agreements, if any, with lenders that are parties to the credit facility. We pay interest on each series of our senior notes semi-annually in arrears at the respective annual rates indicated on the table above.

We had the following activities during 2009 and 2008:

•

On December 22, 2009, Host LP issued $400 million of 2 1/2% Exchangeable Senior Debentures and received proceeds of $391 million, net of underwriting fees and expenses (the “2009 Debentures”). The proceeds, along with available cash, were used to redeem the remaining $346 million of the 7% Series M senior notes and to repay the $124 million mortgage on the Atlanta Marriott Marquis in the first quarter of 2010. We separately account for the debt and equity portion of the debentures to reflect the

HOST HOTELS & RESORTS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

fair value of the liability component based on our non-convertible borrowing cost at the issuance date. Accordingly, we recorded the liability component of the debentures at a fair value of $316 million which is based on an effective interest rate of 6.9% on December 16, 2009. We will amortize the resulting discount over the expected life of the debentures. See “2009 Exchangeable Senior Debentures” below.

•

During 2009, we repurchased approximately $74 million face amount of the 2 5/8% Exchangeable Senior Debentures (the “2007 Debentures”) with a carrying value of $68 million for $66 million and recorded a gain of approximately $2 million on the transactions. We have $526 million face amount of the 2007 Debentures outstanding.

•

On May 11, 2009, Host LP issued $400 million of 9% Series T senior notes maturing May 15, 2017 and received net proceeds of approximately $380 million after discounts and underwriting fees and expenses. Interest on the Series T notes is payable semi-annually in arrears on January 15 and July 15, beginning July 15, 2009. A portion of the proceeds were used to repay the $200 million outstanding on the revolver portion of our credit facility and the outstanding $135 million mortgage debt on the Westin Kierland Resort & Spa. The outstanding 9% Series T senior notes are equal in right of payment with all of our other senior notes.

•

In the first quarter of 2009, we repurchased $75 million face amount of the 3 1/4% Exchangeable Senior Debentures (the “2004 Debentures”) with a carrying value of $72 million for approximately $69 million and recorded a gain on the repurchase of approximately $3 million. We have $325 million face amount of the 2004 Debentures outstanding.

•

During the fourth quarter of 2008, we repurchased $100 million face amount of the 2004 Debentures with a carrying value of $96 million for approximately $82 million and recorded a gain of approximately $14 million.

The gains on the repurchased debentures are recorded in interest expense in the consolidated financial statements. We evaluated the fair value of the debt repurchased based on the fair value of the cash flows at the date of the repurchase discounted at risk adjusted rates. Based on this calculation, the fair value of the debt repurchased was generally greater than the conversion price; therefore, substantially all of the repurchase price was allocated to the debt portion of the debentures.

Restrictive Covenants.    Under the terms of the senior notes indenture, our ability to incur indebtedness and pay dividends is subject to restrictions and the satisfaction of various conditions, including the achievement of an EBITDA-to-interest coverage ratio of at least 2.0x by Host LP. Furthermore, Host LP is able to make distributions to enable Host to pay dividends on its preferred stock under the senior notes indenture when our EBITDA-to-interest coverage ratio is above 1.7 to 1.0. This ratio is calculated in accordance with the terms of our senior notes indenture based on pro forma results for the four prior fiscal quarters giving effect to transactions such as acquisitions, dispositions and financings, as if they occurred at the beginning of the period. For example, under the terms of our senior notes indenture interest expense excludes items such as the gains and losses on the extinguishment of debt, deferred financing charges related to the senior notes or the credit facility, amortization of debt premiums or discounts that were recorded at acquisition of a loan to establish the debt at fair value and approximately $27 million, $30 million and $25 million in 2009, 2008 and 2007, respectively, of non-cash interest expense related to our exchangeable debentures, all of which are included in interest expense on our consolidated statements of operations. Our subsidiaries are subject to the restrictive covenants in the indenture, however, in certain circumstances, we are permitted to designate certain subsidiaries as unrestricted subsidiaries. These unrestricted subsidiaries are not subject to the restrictive covenants (unless they are guarantors) and may engage in transactions to dispose of or encumber their assets or otherwise incur additional

HOST HOTELS & RESORTS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

indebtedness without complying with the restrictive covenants in the indenture. If we were to designate additional subsidiaries as unrestricted subsidiaries, neither the EBITDA generated by nor the interest expense allocated to these entities would be included in our ratio calculations. Other covenants limiting our ability to incur indebtedness and pay dividends include maintaining total indebtedness of less than 65% of adjusted total assets (using undepreciated real estate values) excluding intangible assets and secured indebtedness of less than 45% of adjusted total assets. So long as we maintain the required level of interest coverage and satisfy these and other conditions in the senior notes indenture, we may pay preferred or common dividends and incur additional debt under the senior notes indenture, including debt incurred in connection with an acquisition. In addition, even if we are below the coverage levels otherwise required to incur debt and pay dividends, we are still permitted to incur certain types of debt, including (i) credit facility debt, (ii) refinancing debt, (iii) up to $300 million of mortgage debt whose proceeds would be used to repay debt under credit facility (and permanently reduce our ability to borrow under the credit facility by such amount), and (iv) up to $100 million of other debt. Our senior notes indenture also imposes restrictions on customary matters, such as our ability to pay dividends on, redeem or repurchase our equity interests; make investments; permit payment or dividend restrictions on certain of our subsidiaries; sell assets; guarantee indebtedness; enter into transactions with affiliates; create certain liens; and sell certain assets or merge with or into other companies. Our senior notes indenture also imposes a requirement to maintain unencumbered assets (as defined in the indenture as undepreciated property value) of not less than 125% of the aggregate amount of senior note debt plus other debt not secured by mortgages. This coverage requirement must be maintained at all times and is distinct from the coverage requirements necessary to incur debt or pay dividends discussed above (whose consequences, where we fall below the coverage level, are limited to restricting our ability to incur new debt or pay dividends, but which would not otherwise cause a default under our senior notes indenture).

We are in compliance with all of our financial covenants under the senior notes indenture. The following table summarizes the financial tests contained in the senior notes indenture as of December 31, 2009:

	Actual Ratio		Covenant Requirement
Unencumbered assets tests	304%		Minimum ratio of 125%
Total indebtedness to total assets	34%		Maximum ratio of 65%
Secured indebtedness to total assets	6.7%		Maximum ratio of 45%
EBITDA-to-interest coverage ratio	2.5	x	Minimum ratio of 2.0x*

*	1.7x for preferred stock payments.

HOST HOTELS & RESORTS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Exchangeable Debentures

We separately account for the liability and equity components of our exchangeable debentures to reflect the fair value of the liability component based on our non-convertible borrowing cost at the issuance date. Accordingly, for the 2009 Debentures, 2007 Debentures and 2004 Debentures (collectively, the “Debentures”), we record the liability components of the Debentures at fair value as of the date of issuance and amortize the resulting discount as an increase to interest expense over the expected life of the debt; however, there is no effect on our cash interest payments. We measured the fair value of the debt components of the 2009 Debentures, 2007 Debentures and 2004 Debentures at issuance based on effective interest rates of 6.9%, 6.5% and 6.8%, respectively. As a result, we attributed $247 million of the proceeds received to the conversion feature of the Debentures. This amount represents the excess proceeds received over the fair value of the debt at the date of issuance and is included in additional paid-in capital on the condensed consolidated balance sheets. The following details the initial allocations between the debt and equity components of the debentures, net of the original issue discount, based on the effective interest rate at the time of issuance, as well as the debt balances at December 31, 2009:

	Date Issued	Initial Face Amount	Initial Liability Value	Initial Equity Value	Face Amount Outstanding at 12/31/2009	Debt Carrying Value at 12/31/2009	Unamortized Discount at 12/31/2009
		(in millions)
2009 Debentures	12/22/2009	$400	$316	$82	$400	$316	$84
2007 Debentures	3/23/2007	600	502	89	526	484	42
2004 Debentures	3/16/2004	500	413	76	325	323	2

Total		$1,500	$1,231	$247	$1,251	$1,123	$128

Interest expense recorded for the Debentures for the periods presented consists of the following (in millions):

	2009	2008	2007
Contractual interest expense (cash)	$26	$32	$28
Non-cash interest expense due to discount amortization	27	30	25

Total interest expense	$53	62	53

2009 Exchangeable Senior Debentures.    On December 22, 2009, Host LP issued $400 million of 2 1/2 % exchangeable senior debentures and received proceeds of $391 million, net of underwriting fees and expenses. The 2009 Debentures mature on October 15, 2029 and are equal in right of payment with all of our other senior notes. Interest is payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year beginning on January 15, 2010. We can redeem for cash all, or part of, the 2009 Debentures at any time on or after October 20, 2015 upon 15 days notice at a redemption price of 100% of the principal amount plus accrued interest. Holders have the right to require us to repurchase the 2009 Debentures on October 15, 2015, October 15, 2019 and October 15, 2024 for cash equal to 100% of the principal amount plus accrued interest. Holders may exchange their 2009 Debentures prior to maturity under certain conditions, including at any time at which the closing sale price of our common stock is more than 130% of the exchange price per share for at least 20 of 30 consecutive trading days during certain periods or any time up to two days prior to the date on which the debentures have been called for redemption. On exchange, we must deliver cash, shares or a combination thereof at our option in an amount equal to the exchange value (which is the applicable exchange rate multiplied by the average exchange price of our common shares). The exchange rate at December 31, 2009 was 71.0101 shares of our common stock per $1,000 principal amount of debentures, which is equivalent to an exchange price of

HOST HOTELS & RESORTS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

$14.08 per share of Host common stock, or approximately 28 million shares. The exchange rate may be adjusted under certain circumstances, including the payment of common dividends. The 2009 Debentures are not currently exchangeable.

2007 Exchangeable Senior Debentures.    On March 23, 2007, Host LP issued $600 million of 2 5/8% 2007 Debentures and received proceeds of $589 million, net of underwriting fees and expenses and original issue discount. During 2009, we repurchased approximately $74 million face amount of the 2007 Debentures for approximately $66 million. As of December 31, 2009, we have $526 million face amount of the 2007 Debentures that remain outstanding. The 2007 Debentures mature on April 15, 2027 and are equal in right of payment with all of our other senior notes. Interest is payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year beginning on July 15, 2007. Holders have the right to require us to repurchase the 2007 Debentures on April 15, 2012, April 15, 2017 and April 15, 2022 for cash equal to 100% of the principal amount plus accrued interest. Holders may exchange their 2007 Debentures prior to maturity under certain conditions, including when the closing sale price of Host’s common stock is more than 130% of the exchange price per share for at least 20 of 30 consecutive trading days during certain periods or any time up to two days prior to the date on which the debentures have been called for redemption. On exchange, we must deliver cash in an amount equal to not less than the lower of the exchange value (which is the applicable exchange rate multiplied by the average price of our common shares) and the aggregate principal amount of the 2007 Debentures to be exchanged, and, at our option, shares, cash or a combination thereof for any excess above the principal value. We can redeem for cash all, or part of, the 2007 Debentures at any time on or after April 20, 2012 upon 15 days notice at a redemption price of 100% of the principal amount plus accrued interest. If we elect to redeem the debentures and the exchange value exceeds the cash redemption price, we would expect holders to elect to exchange their debentures at the exchange value described above rather than receive the cash redemption price. The exchange rate at December 31, 2009 was 32.0239 shares of our common stock per $1,000 principal amount of debentures, which is equivalent to an exchange price of $31.23 per share of Host common stock. The exchange rate may be adjusted under certain circumstances including the payment of common dividends exceeding $.20 per share in any given quarter.

2004 Exchangeable Senior Debentures.    On March 16, 2004, Host LP issued $500 million of 3 1/4% 2004 Debentures and received net proceeds of $484 million, net of discounts, underwriting fees and expenses. During 2008 and 2009, we repurchased $175 million face amount of the 2004 Debentures with a carrying value of $168 million for approximately $151 million and recorded gains on repurchase of approximately $17 million. As of December 31, 2009, $325 million of the 2004 Debentures remain outstanding. The outstanding 2004 Debentures mature on April 15, 2024 and are equal in right of payment with all of our other senior notes. Interest is payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year. Holders have the right to require us to repurchase the 2004 Debentures on April 15, 2010, April 15, 2014 and April 15, 2019 for cash equal to 100% of the principal amount. Holders may exchange their 2004 Debentures prior to maturity under certain conditions, including at any time at which the closing sale price of our common stock is more than 120% of the exchange price per share, for at least 20 of 30 consecutive trading days during certain periods or any time up to two days prior to the date on which the debentures have been called for redemption. The exchange rate at December 31, 2009 was 65.3258 shares for each $1,000 of principal amount of the 2004 Debentures, or a total of approximately 21 million shares (which is equivalent to an exchange price of $15.31 per share). The exchange rate is adjusted for certain circumstances, including the payment of common dividends. We can redeem for cash all, or part of, the 2004 Debentures at any time subsequent to April 19, 2009 upon 30 days notice at the applicable redemption price as set forth in the indenture. If we elect to redeem the debentures and the exchange value exceeds the cash redemption price, we would expect holders to elect to exchange their debentures for stock rather than receive the cash redemption price.

HOST HOTELS & RESORTS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Authorization for Senior Notes and Exchangeable Debentures Repurchase

In May 2009, our Board of Directors authorized us to repurchase up to $750 million of senior notes and exchangeable debentures. We may purchase senior notes and exchangeable debentures through open market purchases, privately negotiated transactions, tender offers or, in some cases, through the early redemption of such securities pursuant to their terms. Repurchases of debt, if any, will depend on prevailing market conditions, our liquidity requirements, contractual restrictions and other factors. Any refinancing or retirement before the maturity date would affect earnings as a result of the payment of any applicable call premiums and the acceleration of previously deferred financing costs. In February of 2010, this program was terminated with $680 million of remaining capacity, and a new $400 million program was authorized. This new program includes the ability to repurchase senior notes, exchangeable debentures, mortgage debt and preferred stock.

Credit Facility

On May 25, 2007, we entered into a second amended and restated bank credit facility with Deutsche Bank AG New York Branch, as Administrative Agent, Bank of America, N.A., as Syndication Agent, Citicorp North America Inc., Société Générale and Calyon New York Branch, as Co-Documentation Agents and certain other agents and lenders. The credit facility provides aggregate revolving loan commitments in the amount of $600 million. During any period in which our leverage ratio equals or exceeds 7.0x, new borrowings are limited to such amount as does not cause the aggregate outstanding principal amount under the credit facility to exceed $300 million. The credit facility also includes subcommitments for (i) the issuance of letters of credit in an aggregate amount of $10 million and (ii) loans in certain foreign currencies in an aggregate amount of $300 million, (A) $150 million of which may be loaned to certain of our Canadian subsidiaries in Canadian Dollars and (B) $300 million of which may be loaned to us in Pounds Sterling and Euros. The credit facility has an initial scheduled maturity of September 2011. We have an option to extend the maturity for an additional year if certain conditions are met as of September 2011. These conditions include the payment of a fee to the lenders, that no default or event of default exists and maintaining a leverage ratio below 6.75x. Subject to certain conditions, we also have the option to increase the amount of the facility by up to $190 million to the extent that any one or more lenders, whether or not currently party to the credit facility, commits to be a lender for such amount.

In the second quarter of 2008, we entered into a $210 million term loan under the credit facility. The term loan bore interest at LIBOR plus 175 basis points, with a LIBOR floor of 2.25%. In the third quarter of 2009, we repaid the entire $210 million term loan. In September 2008, we also borrowed $200 million under the revolver portion of our credit facility at a rate of LIBOR plus 65 basis points based on our leverage. During the second quarter of 2009, we repaid the $200 million outstanding on the revolver portion of our credit facility. Based on our leverage at December 31, 2009, we have $600 million available under our credit facility.

The obligations under the credit facility are guaranteed by certain of our existing subsidiaries and are currently secured by pledges of equity interests in many of our subsidiaries. The pledges are permitted to be released in the event that certain conditions are satisfied, including the requirement that our leverage ratio falls below 6.0x for two consecutive fiscal quarters. As a result of having satisfied such conditions as of December 31, 2009, we are not required to pledge our equity interests in any newly acquired or formed subsidiary, and at our election, we may obtain a release of all existing pledges for so long as our leverage ratio continues to be below 6.0x. The guarantees and pledges ratably benefit our credit facility, as well as the notes outstanding under our senior notes indenture and interest rate swap agreements and other hedging agreements with lenders that are parties to the credit facility.

Financial Covenants.    The credit facility contains covenants concerning allowable leverage, fixed charge coverage and unsecured interest coverage. Due to the decline in operations during the year, our unsecured

HOST HOTELS & RESORTS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

interest coverage ratio and fixed charge coverage ratio have declined and our leverage ratio has increased relative to year end 2008. We are permitted to make borrowings and maintain amounts outstanding under the credit facility so long as our leverage ratio is not in excess of 7.25x and our unsecured coverage ratio is not less than 1.75x. If our leverage ratio equals or exceeds 7.0x, new borrowings are limited to such amount as does not cause the aggregate outstanding principal amount of the credit facility to exceed $300 million. However, to the extent our borrowings under the credit facility revolver exceed $300 million on the date that our leverage ratio exceeds 7.0x, we are not required to repay the excess for one year. The financial covenants for the credit facility do not apply when there are no borrowings under the credit facility. Hence, so long as there are no amounts outstanding, we would not be in default if we do not satisfy the financial covenants and we do not lose the potential to draw under the credit facility in the future if we were ever to come back into compliance with the financial covenants. These calculations are performed in accordance with our credit facility based on pro forma results for the prior four fiscal quarters giving effect to transactions such as acquisitions, dispositions and financings as if they occurred at the beginning of the period. For example, under the terms of the credit facility interest expense excludes items such as the gains and losses on the extinguishment of debt, deferred financing charges related to the senior notes or the credit facility, amortization of debt premiums or discounts that were recorded at acquisition of a loan to establish the debt at fair value and approximately $27 million, $30 million and $25 million in 2009, 2008 and 2007, respectively, of interest expense recorded as a result of the adoption of a new accounting pronouncement relating to our exchangeable debentures, all of which are included in interest expense on our consolidated statements of operations. Additionally, total debt used in the calculation of our leverage ratio is based on a “net debt” concept under which cash and cash equivalents in excess of $100 million is deducted from our total debt balance.

We are in compliance with all of our financial covenants under the credit facility. The following table summarizes the financial tests contained in the credit facility as of December 31, 2009:

	Actual Ratio	Covenant Requirement
			2009	2010	2011
Leverage ratio	5.3x	Maximum ratio of:	7.25x	7.25x	7.25x
Fixed charge coverage ratio	1.7x	Minimum ratio of:	1.05x	1.10x	1.15x
Unsecured interest coverage ratio(a)	2.7x	Minimum ratio of:	1.75x	1.75x	1.75x

(a)	If at any time our leverage ratio is above 7.0x, our minimum unsecured interest coverage ratio will lower to 1.5x.

Interest and Fees.    We pay interest on revolver borrowings under the credit facility at floating rates plus a margin that is set with reference to our leverage ratio. In the case of LIBOR borrowings in U.S. Dollars, as well as Euros and Pounds Sterling denominated borrowings, the rate of interest ranges from 65 basis points to 150 basis points over LIBOR. We also have the option to pay interest based on the higher of the overnight Federal Funds Rate plus 50 basis points and the Prime Lending Rate, plus, in both cases, the applicable spread ranging from 0 to 50 basis points. Based on our leverage ratio at December 31, 2009 of 5.3x, we can borrow at a rate of LIBOR plus 90 basis points or Prime plus 0 basis points. To the extent that amounts under the credit facility remain unused, we pay a quarterly commitment fee on the unused portion of the loan commitment of 10 to 15 basis points, depending on our average revolver usage during the applicable period.

Other Covenants.    The credit facility contains restrictive covenants on customary matters. Certain covenants become less restrictive at any time that our leverage ratio falls below 6.0x. In particular, at any time that our leverage ratio is below 6.0x, we will not be subject to limitations on capital expenditures, and the limitations on acquisitions, investments and dividends contained in the credit facility will be superseded by the generally less restrictive corresponding covenants in our senior notes indenture. Additionally, the credit facility’s restrictions on incurrence of debt and the payment of dividends are generally consistent with our senior notes

HOST HOTELS & RESORTS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

indenture. These provisions, under certain circumstances, limit debt incurrence to debt incurred under the credit facility or in connection with a refinancing, and limit dividend payments to those necessary to maintain our tax status as a REIT.

Mortgage Debt

All of our mortgage debt is recourse solely to specific assets except for environmental liabilities, fraud, misapplication of funds and other customary recourse provisions. As of December 31, 2009, we have 12 assets that are secured by mortgage debt with an average interest rate of 5.1% that mature between 2011 and 2023. As of December 31, 2009, we are in compliance with the covenants under all of our mortgage debt obligations.

We had the following mortgage debt issuances and repayments since January 2008. Interest for our mortgage debt is payable on a monthly basis:

Transaction Date		Property	Rate	Maturity Date	Amount
Issuances
March	2009	JW Marriott, Washington, D.C.(1)	7.50%	4/2/2013	$120
June	2008	Orlando World Center Marriott(2)	3.74%	7/1/2011	300

Repayments/Defeasance
February	2010	Atlanta Marriott Marquis	7.4%	2/11/2023	124
September	2009	Westin Kierland Resort & Spa	5.08%	9/1/2009	135
July	2009	San Diego Marriott Hotel & Marina	8.45%	7/1/2009	173
March	2009	The Westin Indianapolis	9.214%	3/11/2022	34
December	2008	Scottsdale Marriott McDowell Mountains	6.08%	12/1/2008	34
June	2008	Orlando World Center Marriott	7.48%	6/12/2008	208

(1)	The JW Marriott, Washington, D.C. mortgage debt has a floating interest rate of LIBOR plus 600 basis points, with a LIBOR floor of 1.5%. The interest rate shown reflects the rate in effect at December 31, 2009. Additionally, we have the right to extend the maturity for an additional one-year period, subject to certain conditions. In addition, as required by the loan agreement, we entered into an interest rate cap agreement which caps the LIBOR rate at 3% through the life of the loan.
(2)	The Orlando World Center Marriott mortgage loan has a floating rate of interest of LIBOR plus 350 basis points. The interest rate shown reflects the rate in effect at December 31, 2009. The loan may be extended in whole or in part, at our option, for two one-year periods, subject to certain conditions. We anticipate that the property will have sufficient funds to cover debt service and all operating requirements in 2010. However, based on the December 31, 2009 debt service coverage ratio, the loan agreement requires that we deposit excess cash flow generated by the hotel into a lender restricted escrow.

Interest Rate Derivative Instruments

We have entered into several derivatives to manage our exposures to risks associated with changes in interest rates. None of our derivatives have been entered into for trading purposes. See Note 12 – Fair Value Measurements.

HOST HOTELS & RESORTS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Aggregate Debt Maturities

Aggregate debt maturities at December 31, 2009 are as follows (in millions):

2010, including the $470 million of debt repaid in the first quarter of 2010(1)	$804
2011(2)	430
2012	541
2013	842
2014	972
Thereafter	2,389

5,978
Unamortized (discounts) premiums, net	(142)
Capital lease obligations	1

$5,837

(1)	During the first quarter of 2010, we redeemed $346 million face amount of our Series M senior notes and repaid the $124 million mortgage debt on Atlanta Marriott Marquis.
(2)	The debt maturing in 2011 includes the $300 million mortgage loan on the Orlando World Center Marriott, which can be extended, in whole or in part for two one-year periods at our option, subject to achieving a certain debt coverage ratio and other conditions.

Interest

The following are included in interest expense for the years ended December 31, (in millions):

	2009(1)	2008	2007(2)
Interest expense	$379	$375	$444
Amortization of debt premiums/discounts, net(3)	(31)	(33)	(27)
Amortization of deferred financing costs	(12)	(12)	(13)
Non-cash gains/(losses) on debt extinguishments	2	14	(5)
Interest expense reclassified to discontinued operations	—	—	3
Change in accrued interest	(11)	(4)	(1)

Interest paid(4)	$327	$340	$401

(1)	Interest expense and interest paid for 2009 is net of $7 million received in connection with the 2007 defeasance of $514 million in collateralized mortgage-backed securities.
(2)	Interest expense and interest paid for 2007 include prepayment premiums of $40 million in 2007. No significant prepayment premiums were paid in 2009 or 2008.
(3)	Primarily represents the amortization of the debt discount, which is non-cash interest expense, on our Debentures established at the date of issuance. See “—Exchangeable Debentures.”
(4)	Does not include capitalized interest of $5 million, $10 million, and $10 million during 2009, 2008 and 2007, respectively.

Amortization of property and equipment under capital leases totaled $1 million for 2009 and $2 million for both 2008 and 2007 and is included in depreciation and amortization on the accompanying consolidated statements of operations.

HOST HOTELS & RESORTS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

5.	Stockholders’ Equity

We have authorized 1,050 million shares of common stock, with a par value of $0.01 per share, of which 646.3 million and 525.3 million were outstanding as of December 31, 2009 and 2008, respectively. Fifty million shares of no par value preferred stock are authorized, with 4.0 million shares outstanding as of December 31, 2009 and 2008.

Issuances

On April 29, 2009, we issued 75,750,000 shares of common stock at $6.60 per share and received net proceeds of approximately $480 million, after underwriting discounts and commissions and transaction expenses.

On August 19, 2009, we entered into a Sales Agency Financing Agreement with BNY Mellon Capital Markets, LLC, through which we may issue and sell, from time to time, shares of common stock having an aggregate offering price of up to $400 million. During 2009, we issued approximately 28 million shares of common stock through this program at an average price of approximately $10.27 per share for net proceeds of approximately $287 million. We may continue to sell shares of common stock under this program from time to time based on market conditions, although we are not under obligation to sell any shares.

On December 22, 2009, Host LP issued the 2009 Debentures for proceeds of $391 million, net of underwriting fees and expenses. We separately account for the debt and equity portion of the debentures to reflect the fair value of the liability component based on our non-convertible borrowing cost at the issuance date. The excess proceeds received over the fair value of the liability are allocated to the equity component of the debentures. Accordingly, we allocated $82 million to the equity portion of the 2009 Debentures upon their issuance. See Note 4, “Debt.”

Dividends

On September 14, 2009, Host announced that its Board of Directors authorized a special dividend of $0.25 per share of common stock of Host, which was paid on December 18, 2009 to holders of record as of November 6, 2009. The dividend was paid with cash or with shares of common stock, at the election of the stockholder. In order to comply with Host’s remaining REIT taxable income distribution requirements for the year ended December 31, 2008, while retaining capital and maintaining maximum financial flexibility, Host’s Board of Directors determined that the cash component of the dividend (other than cash paid in lieu of fractional shares) would not exceed 10% in the aggregate. As a result, we issued 13.4 million shares of Host common stock valued at $140 million on December 18, 2009, and paid cash in the amount of $16 million, for a total dividend of $156 million.

The table below presents the amount of common and preferred dividends declared per share as follows:

	2009	2008	2007
Common stock	$.25	$.65	$1.00
Class E preferred stock 8 7/8%	2.22	2.22	2.22

Stock Repurchase

During 2008, the Company’s Board of Directors authorized a program to repurchase up to $500 million of common stock and equity-related securities. These securities may be purchased in the open market or through private transactions, depending on market conditions. During 2008, the Company repurchased 6.5 million shares valued at approximately $100 million. The shares repurchased constitute authorized but unissued shares.

HOST HOTELS & RESORTS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Additionally, as part of this program, we repurchased $175 million face amount of the Debentures in the fourth quarter of 2008 and the first quarter of 2009, for approximately $151 million. See Note 4, “Debt.” This program was terminated in the third quarter of 2009 and no additional common shares or equity related securities have been repurchased as part of this program. At the time of termination, there was $249 million left under the Board’s authorization for future repurchases.

Preferred Stock

As of December 31, 2009, we have one class of publicly-traded preferred stock outstanding: 4,034,300 shares of 8 7/8% Class E preferred stock. Holders of the preferred stock are entitled to receive cumulative cash dividends at 8 7/8% per annum of the $25.00 per share liquidation preference, which are payable quarterly in arrears. After June 2, 2009, we have the option to redeem the Class E preferred stock for $25.00 per share, plus accrued and unpaid dividends to the date of redemption. The preferred stock ranks senior to the common stock. The preferred stockholders generally have no voting rights. Accrued preferred dividends at December 31, 2009 and 2008 were approximately $2 million.

6.	Income Taxes

We elected to be taxed as a REIT effective January 1, 1999, pursuant to the U.S. Internal Revenue Code of 1986, as amended. In general, a corporation that elects REIT status and meets certain tax law requirements regarding the distribution of its taxable income to its stockholders as prescribed by applicable tax laws and complies with certain other requirements (relating primarily to the nature of its assets and the sources of its revenues) is generally not subject to federal and state income taxation on its operating income distributed to its stockholders. In addition to paying federal and state income taxes on any retained income, we are subject to taxes on “built-in-gains” resulting from sales of certain assets. Additionally, our taxable REIT subsidiaries are subject to federal, state and foreign income tax. The consolidated income tax provision or benefit includes the income tax provision or benefit related to the operations of the taxable REIT subsidiaries, state income taxes incurred by Host and Host LP and foreign income taxes incurred by Host LP, as well as each of their respective subsidiaries.

Where required, deferred income taxes are accounted for using the asset and liability method. Under this method, deferred income taxes are recognized for temporary differences between the financial reporting bases of assets and liabilities and their respective tax bases and for operating loss, capital loss and tax credit carryovers based on enacted tax rates expected to be in effect when such amounts are realized or settled. However, deferred tax assets are recognized only to the extent that it is more likely than not that they will be realized based on consideration of available evidence, including future reversals of existing taxable temporary differences, future projected taxable income and tax planning strategies.

Total deferred tax assets and liabilities at December 31, 2009 and 2008 are as follows (in millions):

	2009	2008
Deferred tax assets	$108	$110
Less: Valuation allowance	(37)	(28)

Subtotal	71	82
Deferred tax liabilities	(17)	(66)

Net deferred tax asset	$54	$16

HOST HOTELS & RESORTS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

We have recorded a 100% valuation allowance of approximately $36 million against the net deferred tax asset related to the net operating loss and asset tax credit carryovers as of December 31, 2009 with respect to our hotel in Mexico. There is a $1 million valuation allowance against the deferred tax asset related to the net operating loss and capital loss carryovers as of December 31, 2009 with respect to our hotels in Canada. The net increase in the valuation allowance for the year ending December 31, 2009 and December 31, 2008 was approximately $9 million and $3 million, respectively. We expect that all net operating loss and alternative minimum tax credit carryovers for U.S. federal income tax purposes to be realized. The primary components of our net deferred tax asset were as follows (in millions):

	2009	2008
Accrued related party interest	$—	$5
Net operating loss and capital loss carryovers	59	65
Alternative minimum tax credits	3	3
Property and equipment	(4)	(3)
Investments in domestic and foreign affiliates	(11)	(60)
Prepaid revenue	46	37
Purchase accounting items	(2)	(3)

Subtotal	91	44
Less: Valuation allowance	(37)	(28)

Net deferred tax asset	$54	$16

At December 31, 2009, we have aggregate gross domestic and foreign net operating loss, capital loss and tax credit carryovers of approximately $169 million. We have deferred tax assets related to these loss and tax credit carryovers of approximately $62 million, with a valuation allowance of approximately $37 million. Our net operating loss carryovers expire through 2027, and our foreign capital loss carryovers have no expiration period. Our domestic alternative minimum tax credits have no expiration period and our foreign asset tax credits expire through 2017.

Our U.S. and foreign income (loss) from continuing operations before income taxes was as follows (in millions):

	2009	2008	2007
U.S. income (loss)	$(223)	$372	$505
Foreign income (loss)	(13)	8	31

Total	$(236)	$380	$536

The (benefit) provision for income taxes for continuing operations consists of (in millions):

	2009	2008	2007
Current—Federal	$(7)	$—	$—
—State	2	2	3
—Foreign	4	3	7

	(1)	5	10

Deferred—Federal	(33)	(11)	(8)
—State	(7)	2	—
—Foreign	2	1	1

	(38)	(8)	(7)

Income tax (benefit) provision—continuing operations	$(39)	$(3)	$3

HOST HOTELS & RESORTS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The total (benefit) provision for income taxes, including the amounts associated with discontinued operations, was ($39) million, ($3) million and $3 million in 2009, 2008 and 2007, respectively.

The differences between the income tax (benefit) provision calculated at the statutory U.S. federal income tax rate of 35% and the actual income tax (benefit) provision recorded each year for continuing operations are as follows (in millions):

	2009	2008	2007
Statutory federal income tax provision (benefit)—continuing operations	$(83)	$133	$188
Nontaxable (income) loss of Host REIT—continuing operations	43	(144)	(196)
State income tax provision, net	(3)	2	2
Uncertain tax positions provision (benefit)	(7)	2	1
Foreign income tax provision	11	4	8

Income tax (benefit) provision—continuing operations	$(39)	$(3)	$3

Cash paid for income taxes, net of refunds received, was $5 million in 2009 and $7 million in each of 2008 and 2007.

Current accounting literature prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken in a tax return. We must determine whether it is “more-likely-than-not” that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. Once it is determined that a position meets the more-likely-than-not recognition threshold, the position is measured at the largest amount of benefit that is greater than 50% likely of being realized upon settlement to determine the amount of benefit to recognize in the financial statements. This accounting standard applies to all tax positions related to income taxes. A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows (in millions):

	2009	2008
Balance at January 1	$13	$11
Reductions due to expiration of certain statutes of limitation	(7)	—
Other increases (decreases)	(1)	2

Balance at December 31	$5	$13

All of such amount, if recognized, would impact our reconciliation between the income tax provision (benefit) calculated at the statutory federal income tax rate of 35% and the actual income tax provision (benefit) recorded each year. In 2009, we recognized an income tax benefit of $7 million relating to the reduction of previously accrued income taxes after an evaluation of the exposure items and the expiration of the related statutes of limitation. No such amount was recognized in 2007 or 2008.

It is reasonably possible that the total amount of unrecognized tax benefits will decrease within 12 months of the reporting date due to the expiration of certain statutes of limitation. An estimate of the range of such possible decrease is zero to $.5 million. As of December 31, 2009, the tax years that remain subject to examination by major tax jurisdictions generally include 2006-2009.

We recognize interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses. During each of the years ended December 31, 2009, 2008 and 2007, we recognized approximately $0.1 million of interest expense related to the unrecognized tax benefits. We had approximately $0.5 million and $0.4 million of interest accrued at December 31, 2009, and 2008, respectively.

HOST HOTELS & RESORTS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

7.	Leases

Hotel Leases

We lease substantially all of our hotels (the “Leases”) to a wholly owned subsidiary that qualifies as a taxable REIT subsidiary due to federal income tax restrictions on a REIT’s ability to derive revenue directly from the operation and management of a hotel.

Hospitality Properties Trust Relationship.    In a series of related transactions in 1995 and 1996, we sold and leased back 53 Courtyard by Marriott (“Courtyard”) properties and 18 Residence Inn by Marriott (“Residence Inn”) properties to Hospitality Properties Trust (“HPT”). These leases, which are accounted for as operating leases and are included in the table below, have initial terms expiring between 2010 and 2012 and are renewable at our option. Minimum rent payments are $59 million annually for the Courtyard properties and $21 million annually for the Residence Inn properties, and additional rent based upon sales levels are payable to HPT under the terms of the leases.

In 1998, we sublet the HPT properties (the “Subleases”) to separate sublessee subsidiaries of Barceló Crestline Corporation (the “Sublessee”), subject to the terms of the applicable HPT lease. The term of each Sublease expires simultaneously with the expiration of the initial term of the HPT lease to which it relates and automatically renews for the corresponding renewal term under the HPT lease, unless either we or the Sublessee elect not to renew the Sublease provided, however, that neither party can elect to terminate fewer than all of the Subleases in a particular pool of HPT properties (one for the Courtyard properties and one for the Residence Inn properties). Rent payable by the Sublessee under the Subleases consists of the minimum rent payable under the HPT lease and an additional percentage rent payable to us. The percentage rent payable by the Sublessee is generally sufficient to cover the additional rent due under the HPT lease, with any excess being retained by us. Rent payable under the subleases is guaranteed by the parent of the subtenants up to a maximum of approximately $21.6 million for the Courtyard leases, of which approximately $6.7 million has been funded through December 31, 2009, and approximately $10.8 million for the Residence Inn leases, of which approximately $5.9 million has been funded through December 31, 2009. To the extent the parent of the subtenants fails to perform or fully funds its guarantee obligation, we will be responsible for funding any rent shortfalls to HPT. At the expiration of these leases, HPT will return our initial security deposit of approximately $67 million, plus additional cash collateral of approximately $7.8 million. We gave notice that we will terminate the lease on the 18 Residence Inn properties effective December 31, 2010, at which time we expect our $17 million security deposit will be returned by HPT. In 2010, we also intend to give notice that we will terminate the lease on the 53 Courtyard by Marriott properties effective December 31, 2012.

Other Lease Information

As of December 31, 2009, all or a portion of 35 of our hotels are subject to ground leases, generally with multiple renewal options, all of which are accounted for as operating leases. For lease agreements with scheduled rent increases, we recognize the lease expense on a straight-line basis over the term of the lease. Certain of these leases contain provisions for the payment of contingent rentals based on a percentage of sales in excess of stipulated amounts. Additionally, the rental payments under one lease are based on real estate tax assessments. We also have leases on facilities used in our former restaurant business, some of which we subsequently subleased. These leases and subleases contain one or more renewal options, generally for five or ten-year periods. The restaurant leases are accounted for as operating leases. Our lease activities also include leases entered into by our hotels for various types of equipment, such as computer equipment, vehicles and telephone systems. Equipment leases are accounted for as either operating or capital leases depending on the characteristics of the

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particular lease arrangement. Equipment leases that are characterized as capital leases are classified as furniture and equipment and are depreciated over the life of the lease. The amortization charge applicable to capitalized leases is included in depreciation expense in the accompanying consolidated statements of operations.

The following table presents the future minimum annual rental commitments required under non-cancelable leases for which we are the lessee as of December 31, 2009. Minimum payments for the operating leases have not been reduced by aggregate minimum sublease rentals from restaurants and the Sublessee of approximately $7 million and $198 million, respectively, payable to us under non-cancelable subleases.

	Capital Leases	Operating Leases
	(in millions)
2010	$1	$143
2011	1	119
2012	—	115
2013	—	52
2014	—	49
Thereafter	—	1,005

Total minimum lease payments	2	$1,483

Less: amount representing interest	—

Present value of minimum lease payments	$2

We remain contingently liable on certain leases relating to our former restaurant business. Such contingent liabilities aggregated $20 million as of December 31, 2009. However, management considers the likelihood of any material funding related to these leases to be remote.

Rent expense is included in other property-level expenses line item and consists of (in millions):

	2009	2008	2007
Minimum rentals on operating leases	$122	$121	$120
Additional rentals based on sales	23	39	39
Rental payments based on real estate tax assessments	19	—	—
Less: sublease rentals	(83)	(90)	(92)

	$81	$70	$67

8.	Employee Stock Plans

We maintain two stock-based compensation plans, the Comprehensive Stock and Cash Incentive Plan (the “2009 Comprehensive Plan”), whereby we may award to participating employees (i) restricted shares of our common stock, (ii) options to purchase our common stock and (iii) deferred shares of our common stock and the employee stock purchase plan (ESPP). At December 31, 2009, there were approximately 19.2 million shares of common stock reserved and available for issuance under the 2009 Comprehensive Plan.

We recognize costs resulting from our share-based payment transactions in our financial statements over their vesting periods. We classify share-based payment awards granted in exchange for employee services as either equity awards or liability awards. The classification of our restricted stock awards as either an equity

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award or a liability award is based upon cash settlement options. Equity awards are measured based on the fair value on the date of grant. Liability classified awards are re-measured to fair value each reporting period. The value of all restricted stock awards, less estimated forfeitures, is recognized over the period during which an employee is required to provide service in exchange for the award—the requisite service period (usually the vesting period). No compensation cost is recognized for awards for which employees do not render the requisite service. All restricted stock awards to senior executives outstanding as of December 31, 2009 have been classified as liability awards, primarily due to settlement features that allow the recipient to have a percentage of the restricted stock awards withheld to meet tax requirements in excess of the statutory minimum withholding. Restricted stock awards to our other employees, including upper-middle management, have been classified as equity awards as these awards do not have this optional tax withholding feature.

On May 14, 2009, our stockholders approved the 2009 Comprehensive Plan, which authorized 25 million shares that can be issued for stock-based compensation to employees and directors. Shares described below that were granted after this date were issued under this plan. We granted 4.8 million restricted shares to senior executives that vest in 2010 and 2011 and 1.0 million stock options under this plan. We also granted 0.2 million restricted shares to other employees at a per share price of $10.40.

Prior to the adoption of the 2009 Comprehensive Plan, we granted 2.4 million restricted shares and 0.4 million stock options to senior executives that had a requisite service period through December 31, 2009. These shares were granted under our previous 1997 Comprehensive Stock and Cash Incentive Plan (the “1997 Comprehensive Plan”, which is not in effect as of December 31, 2009. We also granted 0.2 million restricted shares to upper-middle management during 2009 through the 1997 Comprehensive Plan.

During 2009, 2008 and 2007, we recorded compensation expense of approximately $20.5 million, $2.8 million and $4.4 million, respectively. Shares granted in 2009, 2008 and 2007 totaled 9.0 million, 0.3 million and 0.1 million, respectively, while 2.2 million, 0.3 million and 0.3 million vested during those years. Approximately 6.5 million shares are unvested as of December 31, 2009 with a weighted average fair value of $6.86.

Senior Executive Restricted Stock

During the 2009, we granted shares to senior executives that vested through year end 2011 in three annual installments (the “2009 – 2011 Plan”). Vesting for these shares is determined based on (1) personal performance based on the achievement of specific management business objectives or (2) market performance based on the achievement of total shareholder return on a relative basis. These awards are considered liability awards; therefore we recognize compensation expense over the requisite period based on the fair value of the award at the balance sheet date. The fair value of the personal performance awards are based on management’s estimate of shares that will vest during the requisite service period at the balance sheet market rate. The fair value of the awards that vest based on market performance is estimated using a simulation or Monte Carlo method. For the purpose of the simulation at year end 2009, we assumed a volatility of 82.0%, which is calculated based on the volatility of our stock price over the last three years, a risk-free interest rate of 1.70%, which reflects the yield on a 3-year Treasury bond, and stock betas of 1.075 and 1.38 compared to the Lodging composite index and the REIT composite index, respectively, based on three years of historical price data. The number of shares issued is adjusted for forfeitures.

The majority of shares that vested in 2009 were granted on February 5, 2009 under the 1997 Comprehensive Plan. Approximately 1.2 million shares were granted that vest based on the satisfaction of personal performance goals set by each individual executive, of which approximately 0.9 million shares vested during 2009. Approximately 0.6 million shares were granted that vest based on the achievement of total shareholder return on

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a relative basis compared to the NAREIT index, of which approximately 87.5%, or, 0.6 million shares, vested during 2009. Approximately 0.6 million shares were granted that vest based on the achievement of total shareholder return in comparison to eight other lodging companies, of which none vested during 2009. The 0.6 million shares that did not vest based on the achievement of market conditions are still outstanding and may be earned based on our cumulative relative market performance for the period from January 1, 2009 through December 31, 2011.

The majority of shares that vest in 2010 and 2011 were granted on August 25, 2009 under the 2009 Comprehensive Plan. Approximately 2.3 million shares were granted that vest based on the satisfaction of personal performance goals set by each individual executive. Approximately 1.2 million shares were granted that vest based on the achievement of total shareholder return on a relative basis compared to the NAREIT index. Approximately 1.2 million shares were granted that vest based on the achievement of total shareholder return in comparison to eight other lodging companies.

During the first quarter of 2006, we granted shares to senior executives that vested through year end 2008 in three annual installments (the “2006—2008 Plan”). The plan concluded as of December 31, 2008 and all shares were either vested or forfeited. Vesting for these shares was determined both on continued employment and market performance based on the achievement of total shareholder return on an absolute and relative basis. Approximately 110,000 shares that vested as of December 31, 2008 were issued on February 5, 2009. There are no shares outstanding under this plan as of December 31, 2009.

We made an additional grant of shares to senior executives in February 2006 (“2006 supplemental grant”). Twenty-five percent of this award vested immediately and was expensed on the date of grant, while the remaining 75% vested over a three-year period that began in February 2006 based on continued employment. Approximately 94,000 shares that vested as of February 2009 were issued on February 9, 2009. We recognized compensation expense from January 1, 2009 through February 9, 2009 based on the market price at February 9, 2009. There are no shares outstanding under this plan as of December 31, 2009.

During 2009, 2008 and 2007, we recorded compensation expense of approximately $19 million, $2 million and $3 million respectively, related to the restricted stock awards to senior executives. Based on the valuation criteria above, the total unrecognized compensation cost that relates to nonvested restricted stock awards at December 31, 2009 was approximately $40 million, which, if earned, will be recognized over the weighted average of one year. The following table is a summary of the status of our senior executive plans for the three years ended December 31, 2009. The fair values for the awards below are based on the fair value at the respective transaction dates, as the awards are classified as liability awards.

	2009		2008		2007
	Shares (in millions)	Fair Value (per share)	Shares (in millions)	Fair Value (per share)	Shares (in millions)	Fair Value (per share)
Balance, at beginning of year	.1	$7	1.5	$7	2.4	$19
Granted	7.2	9	.2	18	—	—
Vested(1)	(1.6)	11	(.3)	10	(.2)	24
Forfeited/expired	(.1)	7	(1.3)	—	(.7)	8

Balance, at end of year	5.6	$7	.1	$7	1.5	$7

Issued in calendar year(1)	.1	$7	.1	$15	.6	$25

(1)	Shares that vest at December 31 of each year are issued to the employees in the first quarter of the following year, although the requisite service period is complete. Accordingly, the 0.1 million shares issued in 2009 include shares vested at December 31, 2008, after adjusting for shares withheld to meet employee tax requirements. The shares withheld for employee tax requirements were valued at $0.6 million, $1.6 million and $13.3 million, for 2009, 2008 and 2007, respectively.

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Upper Middle Management and Broad-Based Restricted Stock Issuances

We maintain a restricted stock program for our upper-middle management. Vesting for these shares is determined based on continued employment and, accordingly, we recognize compensation expense on a straight-line basis over the service period of three years. Additionally, in August 2009, we issued restricted shares to eligible employees in a broad-based issuance. These shares vest over a two-year period.

We recorded compensation expense related to these shares of $1.4 million, $1.1 million and $1.6 million during 2009, 2008 and 2007, respectively. The total unrecognized compensation cost, measured on the grant date, that relates to nonvested restricted stock awards at December 31, 2009 was approximately $1.4 million, which, if earned, will be recognized over the weighted average remaining service period of one year. The following table is a summary of the status of our upper-middle management plan for the three years ended December 31, 2009. The fair values for the awards below are based on the fair value at the grant date of the respective awards, which is equal to the market value on such date, as the awards are classified as equity awards.

	2009		2008		2007
	Shares (in thousands)	Fair Value (per share)	Shares (in thousands)	Fair Value (per share)	Shares (in thousands)	Fair Value (per share)
Balance, at beginning of year	14	$17	20	$28	22	$20
Granted	331	7	51	17	66	28
Vested(1)	(144)	2	(53)	21	(64)	25
Forfeited/expired	(24)	6	(4)	20	(4)	25

Balance, at end of year	177	$9	14	$17	20	$28

Issued in calendar year(1)	77	$10	41	$21	45	$22

(1)	Shares that vest at December 31 of each year are issued to the employees in the first quarter of the following year, although the requisite service period is complete. Accordingly, the 77,000 shares issued in 2009 include the shares vested at December 31, 2008, after adjusting for shares withheld to meet employee tax requirements. The shares withheld for employee tax requirements were valued at $0.1 million for 2009 and were immaterial for 2008 and 2007.

Employee Stock Options

As part of the 2009 Comprehensive Plan, we granted 1.4 million stock options during the year. The options expire ten years after the grant date. Vesting for these shares is based on continuing employment. The fair value of the stock options was estimated on the date of grant based on a Simulation/Monte Carlo method. During 2009, 464,000 of the options were issued under the 1997 Comprehensive Plan that vested on December 31, 2009. These options were valued assuming a volatility of 49.7%, an average dividend of 5%, and an average risk free interest rate of 2.06%. The remaining 931,000 options, which vest in two equal installments in 2010 and 2011, were granted under the 2009 Comprehensive Plan. These options were valued assuming a volatility of 57%, an average dividend of 5% and an average risk free interest rate of 2.24%.

On December 31, 2009, approximately 464,000 of the options vested and we recorded approximately $0.8 million in compensation expense for these options in 2009. No other options were granted between December 2002 and December 2008. The following table summarizes the stock option grants during the year.

Date	Shares (in millions)	Weighted Average Option Price	Weighted Average Grant Date Fair Value	Unrecognized Compensation Expense
2/5/2009	.5	$5.08	$1.73	$—
5/14/2009	.9	8.19	3.21	3.0

	1.4	$7.16	$2.72

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The following table is a summary of the status of our stock option plans that have been approved by our stockholders. We do not have stock option plans that have not been approved by our stockholders.

	2009		2008		2007
	Shares (in millions)	Weighted Average Exercise Price	Shares (in millions)	Weighted Average Exercise Price	Shares (in millions)	Weighted Average Exercise Price
Balance, at beginning of year	.2	$8	.4	$7	.7	$6
Granted	1.4	7	—	—	—	—
Exercised	(.1)	8	(.2)	7	(.3)	5
Forfeited/expired	—	—	—	—	—	—

Balance, at end of year	1.5	$7	.2	$8	.4	$7

Options exercisable at year-end	.5		.2		.4

The following table summarized the information about stock options at December 31, 2009.

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Shares (in millions)	Weighted Average Remaining Life	Weighted Average Exercise Price	Shares (in millions)	Weighted Average Exercise Price
$4 – 6.5		9	$5.08	.4	$5.08
7 – 9	1	9	8.16	.1	7.82

Total	1.5			.5

Employee Stock Purchase Plan

Under the terms of the employee stock purchase plan (“ESPP”), eligible employees may purchase common stock through payroll deductions at 90% of the lower of market value at the beginning or end of the plan period and is therefore compensatory under SFAS 123R. Effective January 1, 2008, we updated the plan so that shares vested on a calendar quarter basis and employees made their purchase options on a quarterly basis. Prior to 2008, the shares vested on an annual basis. We record compensation expense for the employee stock purchase plan based on the fair value of the employees’ purchase rights, which is estimated using an option-priced model. The compensation expense reflected in net income was not material for all periods presented.

9.	Profit Sharing and Postemployment Benefit Plans

We contribute to defined contribution plans for the benefit of employees meeting certain eligibility requirements and electing participation in the plans. The discretionary amount to be matched by us is determined annually by the Board of Directors. We provide medical benefits to a limited number of retired employees meeting restrictive eligibility requirements. Our recorded liability for this obligation is not material. Payments for these items were not material for the three years ended December 31, 2009.

10.	Discontinued Operations

We disposed of two hotels in 2010 (one of which was classified as held-for-sale on our consolidated balance sheet as of December 31, 2009), six hotels in 2009, two hotels in 2008 and nine hotels in 2007. The 2009 dispositions include one hotel for which our ground lease expired in 2009 and, in connection therewith, the hotel

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will revert back to the ground lessor in 2010. The operations for these hotels are included in discontinued operations on the accompanying statements of operations. The following table summarizes the revenues, income before taxes, and the gain on dispositions, net of tax, of the hotels which have been reclassified to discontinued operations, which includes assets held for sale and the results of sold hotels prior to their disposition in the consolidated statements of operations for the periods presented (in millions):

	2009	2008	2007
Revenues	$72	$175	$234
Income before taxes	(88)	9	39
Gain on disposals, net of tax	26	24	164

11.	Gain on Insurance Settlement

Eight of our properties sustained damage from hurricanes during 2005. Two of these properties, the New Orleans Marriott and the Fort Lauderdale Marina Marriott, had extensive damage that required us to temporarily close all or part thereof. Property damage was $37 million. Our insurance coverage for the properties entitles us to receive recoveries for damage as well as payments for business interruption. During 2007, we received property insurance proceeds of $38 million and recorded a gain on property insurance proceeds of $22 million. Gains on property insurance proceeds represent proceeds received in excess of the insurance receivable, which receivable represents the book value of the damaged assets that were written-off. All gains resulting from insurance proceeds are recognized at the point in time that all contingencies are resolved. We did not receive any property insurance proceeds in 2009 or 2008.

During 2008 and 2007, we also recorded a gain on business interruption insurance proceeds of $7 million and $36 million, respectively, related to hurricanes in those years. We did not receive any business interruption insurance proceeds in 2009.

12.	Fair Value Measurements

We have adopted the provisions under GAAP for both recurring and non-recurring fair value measurements. Our recurring fair value measurements consist of the valuation of our derivative instruments, which may or may not be designated as accounting hedges. Non-recurring fair value measurements during 2009 consisted of the impairment of four of our hotel properties and an other-than-temporary impairment of our investment in the European joint venture.

In evaluating the fair value of both financial and non-financial assets and liabilities, GAAP outlines a valuation framework and creates a fair value hierarchy that distinguishes between market assumptions based on market data (observable inputs) and a reporting entity’s own assumptions about market data (unobservable inputs). The requirements are intended to increase the consistency and comparability of fair value measurements and the related disclosures. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability at the measurement date in an orderly transaction (an exit price). Assets and liabilities are measured using inputs from three levels of the fair value hierarchy, as defined by GAAP. The three levels are as follows:

Level 1—Inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that we have the ability to access at the measurement date. An active market is defined as a market in which transactions occur with sufficient frequency and volume to provide pricing on an ongoing basis.

Level 2—Inputs include quoted prices in active markets for similar assets and liabilities, quoted prices for identical or similar assets or liabilities in markets that are not active (markets with few transactions), inputs other than quoted prices that are observable for the asset or liability (i.e., interest rates, yield curves, etc.), and inputs that derived principally from or corroborated by observable market data correlation or other means.

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Level 3—Unobservable inputs reflect our assumptions about the pricing of an asset or liability when observable inputs are not available.

The following table details the fair value of our financial assets and liabilities that are required to be measured at fair value on a recurring basis, as well as when non-recurring fair value measurements that we completed during 2009 due to the impairment of non-financial assets.

	Balance at December 31, 2009	Fair Value at Measurement Date Using			Gains (Losses)
		Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Fair Value Measurements on a Recurring Basis:
Interest rate swap derivatives(1)	$(1.0)	$—	$(1.0)	$—	$(1.0)
Interest rate cap derivative	1.8	—	1.8	—	0.3
Forward currency purchase contracts(1)(2)	1.7	—	1.7	—	(4.4)
Fair Value Measurements on a Non-recurring Basis:
Impaired hotel properties held and used(3)	78	—	73	5	(20)
Impaired hotel properties sold(3)	—	—	35	—	(77)
Other-than-temporary impairment of investment(3)	138	—	—	125	(34)

(1)	These derivative contracts have been designated as hedging instruments under GAAP.
(2)	As described below, our forward currency purchase contracts were entered into in 2008. At December 31, 2008, these contracts had a value of $6.1 million based on Level 2 inputs as described in the fair value hierarchy.
(3)	The fair value measurements are as of the measurement date of the impairment and may not reflect the book value as of December 31, 2009.

Interest rate swap derivatives.    During 2009, we entered into three interest rate swap agreements for a notional amount totaling $300 million related to The Ritz-Carlton, Naples and Newport Beach Marriott Hotel & Spa mortgage loan in the amount of $300 million. We entered into the derivative instruments to hedge changes in the fair value of the fixed-rate mortgage that occur as a result of changes in the 3-month LIBOR rate. As a result, we will pay a floating interest rate equal to the 3-month LIBOR plus a spread which ranges from 2.7% to 3.2%, as opposed to the fixed rate of 5.531%, on the notional amount of $300 million through March 1, 2014. We have designated these derivatives as fair value hedges. The derivatives are valued based on the prevailing market yield curve on the date of measurement. We also evaluate counterparty credit risk in the calculation of the fair value of the swaps. As of December 31, 2009, we recorded a liability of $1 million related to the fair value of the swaps. At the same time, we record the change in the fair value of the underlying debt due to change in the 3-month LIBOR rate as a reduction to the carrying amount of the debt, or $.7 million, at December 31, 2009. The difference between the change in the fair value of the swap and the change in the fair value in the underlying debt is considered the ineffective portion of the hedging relationship. We recognized a loss of $.3 million related to the ineffective portion of the hedging relationship in 2009.

Interest Rate Cap Derivative.    In connection with the mortgage debt secured by the JW Marriott, Washington, D.C., we entered into an interest rate cap agreement which caps the LIBOR rate at 3% through the life of the loan. At December 31, 2009, the variable interest rate on the loan was 7.5% and the fair value of the cap was $1.8 million. The interest rate cap is valued based on the prevailing market yield curve on the date of

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measurement. We also evaluate counterparty credit risk in the calculation of the fair value of the cap. We recognized a gain of $.3 million based on the changes in the fair value of the derivative during the year. Changes in the fair value of these instruments are recorded in gain on foreign currency and derivatives on the consolidated statements of operations.

Foreign Currency Forward Purchase Contracts.    During 2008, we entered into three foreign currency forward purchase contracts totaling €60 million (approximately $88 million) to hedge a portion of the foreign currency exposure resulting from the eventual repatriation of our net investment in the European joint venture. Under these transactions, we will sell the Euro amount, and receive the U.S. Dollar amount on the forward purchase date. These derivatives are considered a hedge of the foreign currency exposure of a net investment in a foreign operation and are marked-to-market with changes in fair value recorded to accumulated other comprehensive income within the equity portion of our balance sheet. The forward purchase contracts are valued based on the forward yield curve of the Euro to U.S. Dollar forward exchange rate on the date of measurement. We also evaluate counterparty credit risk in the calculation of the fair value of the swaps. The following table summarizes our three foreign currency purchase contracts (in millions):

Transaction Date	Transaction Amount in Euros	Transaction Amount in Dollars	Forward Purchase Date	Fair Value As of December 31, 2009	Change in Fair Value
					2009	2008
February 2008	€30	$43	August 2011	$(.1)	$(1.8)	$1.7
February 2008	15	22	February 2013	.7	(1.2)	1.9
May 2008	15	23	May 2014	1.1	(1.4)	2.5

Total	€60	$88		$1.7	$(4.4)	$6.1

Impairment of Hotel Properties.    During 2009, we reviewed our hotel portfolio for impairment and identified several properties that may be sold prior to the end of their previously estimated useful lives or that had current or projected operating losses or other events or circumstances indicating a reduction in value or change in intended use. Properties exhibiting these characteristics were tested for impairment based on management’s estimate of expected future undiscounted cash flows from operations and sale during our expected remaining hold period. The fair value of these properties was determined based on either a discounted cash flow analysis or negotiated sales price. Based on these assessments, we recorded non-cash impairment charges totaling $97 million for 2009 of which $20 million is included in depreciation and amortization and the remaining $77 million in discontinued operations.

Other-than-temporary impairment of investment.    During 2009, we determined that our investment in the European joint venture was impaired based on the reduction of distributable cash flows from the joint venture, which has been caused primarily by a decline in cash flows generated by the properties. We believe this impairment to be other-than-temporary as defined by GAAP because the time period over which the joint venture may be able to improve operations such that our investment would be fully recoverable is constrained by the remaining life of the joint venture. As a result, during the second quarter we recorded a non-cash impairment charge totaling $34 million in equity in earnings (losses) of affiliates based on the difference between our investment’s estimated fair value and its carrying value. As of December 31, 2009, we determined that our investment was not impaired.

Fair Value of Other Financial Assets and Liabilities.    Although permitted under GAAP, we did not elect the fair measurement option for any of our other financial assets or liabilities. Notes receivable and other financial assets are valued based on the expected future cash flows discounted at risk-adjusted rates. Valuations for secured debt and our credit facility are determined based on the expected future payments discounted at risk-

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adjusted rates. Senior notes and the Exchangeable Senior Debentures are valued based on quoted market prices. The fair values of financial instruments not included in this table are estimated to be equal to their carrying amounts. The fair value of certain financial assets and liabilities and other financial instruments are shown below:

	2009		2008
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(in millions)
Financial assets
Notes receivable	$11	$11	$12	$12
Financial liabilities
Senior notes	3,411	3,473	3,027	2,297
Exchangeable Senior Debentures	1,123	1,246	916	743
Credit facility	—	—	410	378
Mortgage debt and other, net of capital leases	1,302	1,269	1,522	1,501

Notes receivable and other financial assets are valued based on the expected future cash flows discounted at risk-adjusted rates. Valuations for secured debt and our credit facility are determined based on the expected future payments discounted at risk-adjusted rates. Senior notes and the Exchangeable Senior Debentures are valued based on quoted market prices. The fair values of financial instruments not included in this table are estimated to be equal to their carrying amounts.

13.	Relationship with Marriott International

We have entered into various agreements with Marriott, including the management of approximately 60% of our hotels, financing for joint ventures or partnerships, including our JW Marriott Hotel, Mexico City, Mexico and certain limited administrative services.

In 2009, 2008 and 2007, we paid Marriott $105 million, $178 million and $197 million, respectively, in hotel management fees and approximately $1 million, in franchise fees for each of 2009, 2008 and 2007. Included in the management fees are amounts paid to The Ritz-Carlton Hotel Company, LLC (Ritz-Carlton), Courtyard Management Corporation and Residence Inn Management Corporation.

We enter into negotiations with Marriott from time to time in order to secure mutually beneficial modifications to the terms of management agreements on an individual or portfolio-wide basis, most typically in connection with repositioning projects or substantial capital investments at our properties. We negotiated amendments to various management agreements with Marriott in 2005 and agreed, among other matters, to waive performance termination tests through the end of fiscal year 2009, to modify certain extension tests which condition the manager’s ability to renew the management agreements, and to extend certain contracts for ten additional years. As part of this negotiation, Marriott agreed to make cash payments to us, over time, to reduce an existing cap on the costs and expenses related to chain services that are provided on a centralized basis, as well as to establish a cap on certain other costs, to provide us with an incentive to increase our capital expenditures at the hotels through 2008, to waive certain deferred management fees, and to modify the incentive management fee on certain contracts. We agreed to use a portion of Marriott’s cash payments for brand reinvestment projects at various hotels in our portfolio.

14.	Hotel Management Agreements and Operating and License Agreements

Our hotels are subject to management agreements under which various operators, including Marriott, Ritz-Carlton, Hyatt, Swissôtel, Hilton, Four Seasons, Fairmont and Starwood, operate our hotels in exchange for the payment of a management fee. The agreements generally provide for both base and incentive management fees

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that are based on hotel sales and operating profit, respectively. As part of the management agreements, the manager furnishes the hotels with certain chain services which are generally provided on a central or regional basis to all hotels in the manager’s hotel system. Chain services include central training, advertising and promotion, national reservation systems, computerized payroll and accounting services, and such additional services as needed which may be more efficiently performed on a centralized basis. Costs and expenses incurred in providing such services are allocated among the hotels managed, owned or leased by the manager on a fair and equitable basis. In addition, our managers will generally have a guest rewards program which will be charged to all of the hotels that participate in the program.

We are obligated to provide the manager with sufficient funds, generally 5% of revenue generated at the hotel, to cover the cost of (a) certain non-routine repairs and maintenance to the hotels which are normally capitalized; and (b) replacements and renewals to the hotels’ furniture, fixtures and equipment. Under certain circumstances, we will be required to establish escrow accounts for such purposes under terms outlined in the agreements.

Marriott International

As of December 31, 2009, 65 of our hotels were subject to management agreements under which Marriott or one of their subsidiaries manages the hotels, generally for an initial term of 15 to 20 years with one or more renewal terms at the option of Marriott. Marriott typically receives a base fee of three percent of gross revenues and incentive management fees generally equal to 20% of operating profit after we have received a priority return. We have the option to terminate certain management agreements if specified performance or extension thresholds are not satisfied. A single agreement may be canceled under certain conditions, although such cancellation will not trigger the cancellation of any other agreement.

Additionally, while most of our management agreements are not terminable prior to their full term, we have negotiated rights with respect to 18 specified Marriott-branded hotels to terminate management agreements in connection with the sale of these hotels, subject to certain limitations, including the number of agreements that can be terminated per year, limitations measured by EBITDA, and limitations requiring that a significant part of such hotels maintain the Marriott brand affiliation. The described termination rights may be exercised without payment of a termination fee, except for one of the specified hotels wherein a termination fee is required if it does not maintain the Marriott brand affiliation.

We have a franchise agreement with Marriott for one hotel. Pursuant to the franchise agreement, we pay a franchise fee based on a percentage of room sales and food and beverage sales, as well as certain other fees for advertising and reservations. Franchise fees for room sales are approximately six percent of sales, while fees for food and beverage sales are approximately three percent of sales. The franchise agreement has a term of 30 years.

Ritz-Carlton

As of December 31, 2009, we hold management agreements with Ritz-Carlton, a wholly-owned subsidiary of Marriott, to manage nine of our hotels. These agreements have an initial term of 15 to 25 years with one or more renewal terms at the option of Ritz-Carlton. Base management fees vary from two to five percent of sales and incentive management fees, if any, are generally equal to 20% of available cash flow or operating profit, after we have received a priority return as defined in the agreements.

Starwood

As of December 31, 2009, 21 of our hotels are subject to operating and license agreements with Starwood, under which Starwood operates the hotels, for an initial term of 20 years, with two renewal terms of 10 years

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each. Starwood receives compensation in the form of a base fee of 1% of annual gross operating revenues, and an incentive fee of 20% of annual gross operating profit, after we have received a priority return of 10.75% on our purchase price and other investments in the hotels.

The license agreements address matters relating to the subject brand, including rights to use service marks, logos, symbols and trademarks, such as those associated with Westin, Sheraton, W, Luxury Collection and St. Regis, as well as matters relating to compliance with certain standards and policies and (including through other agreements in the case of certain hotels) the provision of certain system program and centralized services. The license agreements have an initial term of 20 years each, with two renewal terms of 10 years each at the option of the licensor. Licensors receive compensation in the form of license fees of 5% of room sales and 2% of food and beverage sales.

We have termination rights relating to the operating agreements on 11 specified hotels upon the sale of those hotels. Such termination rights are active as of December 31, 2009, with respect to two of such hotels. With respect to one of those hotels, we have the limited right to also terminate one license agreement annually and, in February 2010, we disposed of this hotel. With respect to nine of the 11 specified hotels, we have the right beginning in 2016 to sell 35% of such hotels (measured by EBITDA), not to exceed two hotels annually, free and clear of the existing operating agreement over a period of time without the payment of a termination fee. With respect to any termination of an operating agreement on sale, the proposed purchaser would need to meet the requirements for transfer under the applicable license agreement.

Other Managers

As of December 31, 2009, we also hold management agreements with hotel management companies such as Hyatt, Hilton, Four Seasons and Fairmont for 15 of our hotels. These agreements generally provide for an initial term of 10 to 20 years, with renewal terms at the option of either party or, in some cases, the hotel management company of up to an additional one to 15 years. The agreements generally provide for payment of base management fees equal to one to four percent of sales. These agreements also provide for incentive management fees generally equal to 10 to 30 percent of available cash flow, operating profit, or net operating income, as defined in the agreements, after we have received a priority return.

15.	Geographic and Business Segment Information

We consider each one of our hotels to be an operating segment, none of which meets the threshold for a reportable segment. We also allocate resources and assess operating performance based on individual hotels. All of our other real estate investment activities (primarily our leased hotels and office buildings) are immaterial and meet the aggregation criteria, and thus, we report one segment: hotel ownership. Our foreign operations consist of four properties located in Canada, two properties located in Chile and one property located in Mexico. There were no intersegment sales during the periods presented. The following table presents revenues and long-lived assets for each of the geographical areas in which we operate (in millions):

	2009		2008		2007
	Revenues	Property and Equipment, net	Revenues	Property and Equipment, net	Revenues	Property and Equipment, net
United States	$4,006	$10,013	$4,941	$10,541	$5,056	$10,358
Canada	96	135	119	123	117	140
Chile	25	53	32	45	27	57
Mexico	17	30	27	30	27	33

Total	$4,144	$10,231	$5,119	$10,739	$5,227	$10,588

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16.	Guarantees and Contingencies

We have certain guarantees which consist of commitments we have made to third parties for leases or debt that are not recognized in our consolidated financial statements due to various dispositions, spin-offs and contractual arrangements, but that we have agreed to pay in the event of certain circumstances including default by an unrelated party. We consider the likelihood of any material payments under these guarantees to be remote. The guarantees are listed below:

•

We remain contingently liable for rental payments on certain divested non-lodging properties. These primarily represent certain divested restaurants that were sold subject to our guarantee of the future rental payments. The aggregate amount of these future rental payments is approximately $20 million as of December 31, 2009.

•

In 1997, we owned Leisure Park Venture Limited Partnership, which owns and operates a senior living facility. We spun-off the partnership to Barceló Crestline Corporation, formerly Crestline Capital Corporation, in the REIT conversion, but we remain obligated under a guarantee of interest and principal with regard to $14.7 million of municipal bonds issued by the New Jersey Economic Development Authority through their maturity in 2027. However, to the extent we are required to make any payments under the guarantee, we have been indemnified by Barceló Crestline Corporation, who, in turn, is indemnified by the current owner of the facility.

•

In connection with the sale of two hotels in January 2005, we remain contingently liable for the amounts due under the respective ground leases. The future minimum lease payments are approximately $13 million through the full term of the leases, including renewal options. We believe that any liability related to these ground leases is remote, and in each case, we have been indemnified by the purchaser of the hotel.

•

In connection with the Starwood acquisition, we have three properties with environmental liabilities, primarily asbestos in non-public areas of the properties, for which we have recorded the present value of the liability, or approximately $2.7 million, in accordance with FIN 47 “Accounting for Conditional Asset Retirement Obligations”. The amount is based on management’s estimate of the timing and future costs to remediate the liability. We will record the accretion expense over the period we intend to hold the hotel or until the item is remediated.

17.	Legal Proceedings

On February 8, 2010, we received an adverse jury verdict in a trial in the 166th Judicial District Court of Bexar County, Texas involving the sale of land encumbered by a ground lease for the San Antonio Marriott Rivercenter hotel. The jury found that we intentionally interfered with the attempted sale by Keystone-Texas Property Holding Corporation of the land under the San Antonio Marriott Rivercenter and slandered title to the property. The jury awarded damages that range from $42 million to $56 million, including statutory interest, as well as exemplary damages on the latter claim. The verdict is not yet final and is subject to post-trial motions. Based on the range of possible outcomes, we accrued an additional potential litigation loss of approximately $41 million in the fourth quarter consistent with generally accepted accounting principles, which is included in corporate expenses on the consolidated statements of operations. We believe that a number of legal rulings decided by the trial court were in error and had an adverse effect on the jury’s verdict. We intend to vigorously pursue these issues in post trial motions and, if necessary, on appeal.

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18.	Quarterly Financial Data (unaudited)

	2009
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(in millions, except per share amounts)
Revenues	$864	$1,051	$903	$1,326
Operating profit (loss)	20	104	(8)	33
Income (loss) from continuing operations	(54)	(11)	(67)	(65)
Income (loss) from discontinued operations	(6)	(58)	9	(7)
Net loss	(60)	(69)	(58)	(72)
Net loss attributable to Host Hotels & Resorts	(59)	(68)	(55)	(71)
Net loss available to common stockholders	(61)	(70)	(57)	(73)
Basic income (loss) per common share:
Continuing operations	(.11)	(.02)	(.11)	(.11)
Discontinued operations	(.01)	(.10)	.02	(.01)
Net loss	(.12)	(.12)	(.09)	(.12)
Diluted income (loss) per common share:
Continuing operations	(.11)	(.02)	(.11)	(.11)
Discontinued operations	(.01)	(.10)	.02	(.01)
Net loss	(.12)	(.12)	(.09)	(.12)

	2008
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(in millions, except per share amounts)
Revenues	$1,030	$1,370	$1,126	$1,593
Operating profit	134	272	118	218
Income from continuing operations	63	177	29	113
Income (loss) from discontinued operations	—	16	18	(2)
Net income	63	193	47	111
Net income attributable to Host Hotels & Resorts, Inc.	54	183	47	109
Net income available to common stockholders	52	181	45	107
Basic earnings per common share:
Continuing operations	.10	.32	.06	.20
Discontinued operations	—	.03	.03	—
Net income	.10	.35	.09	.20
Diluted earnings per common share:
Continuing operations	.10	.31	.05	.18
Discontinued operations	—	.03	.04	—
Net income	.10	.34	.09	.18

The sum of the basic and diluted earnings per common share for the four quarters in all years presented differs from the annual earnings per common share due to the required method of computing the weighted average number of shares in the respective periods.

19.	Subsequent Events

Acquisitions

For our acquisitions, we record the assets acquired, liabilities assumed and non-controlling interests at fair value as of the acquisition date. Furthermore, acquisition-related costs, such as broker fees, due diligence costs

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and legal and accounting fees, are expensed in the period incurred and are not capitalized or applied in determining the fair value of the acquired assets. During 2010, we have acquired four hotel assets. The acquisitions are consistent with our strategy of acquiring luxury and upper-upscale hotels in major urban markets. We recorded the purchase price of the acquired assets and liabilities at the estimated fair value on the date of purchase. The purchase price allocations are estimated based on available information, however, we are still in the process of finalizing the acquisition accounting for the below transactions:

On September 30, 2010, we acquired the 245-room JW Marriott, Rio de Janeiro for approximately R$81 million ($48 million);

On September 2, 2010, we formed a joint venture with a subsidiary of Istithmar World to purchase the 270-room W New York, Union Square. We have a 90% interest and serve as the managing member of the joint venture and, therefore, consolidate the entity. The joint venture purchased the hotel for $188 million, which, in addition to cash consideration, includes the assumption of $115 million of mortgage debt, with a fair value of $119 million, and contingent and deferred consideration valued at $8 million. Additionally, in conjunction with the acquisition, the joint venture purchased restricted cash, FF&E reserve funds and other working capital at the hotel of $10 million. The joint venture acquired the hotel as part of the settlement agreement reached with the previous owners and mezzanine lenders on July 22, 2010;

On July 22, 2010, we acquired the leasehold interest in the 266-room Le Meridien Piccadilly in London, England for £64 million ($98 million), including cash consideration of approximately £31 million ($47 million) and the assumption of a £33 million ($51 million) mortgage. As part of the purchase of the leasehold interest, we acquired restricted cash and working capital at the hotel of £4 million ($6 million). In connection with the acquisition, we assumed a capital lease obligation which we valued at £14 million ($21 million). The capital lease obligation is included in debt on the accompanying consolidated balance sheet and increased the book value of the leasehold interest purchased. We also recorded a deferred tax liability and corresponding goodwill of £11 million ($17 million) related to the difference in the hotel valuation measured at fair value on the acquisition date and the tax basis of the asset. The final allocation of the fair value of assets and the capital lease obligation are in part dependent upon valuation determined by third party appraisals, which have not been completed; and

On August 11, 2010, we acquired the 424-room Westin Chicago River North for approximately $165 million.

The following table summarizes the estimated fair value of the assets acquired and liabilities assumed in our acquisitions (in millions):

Property and equipment	$524
Goodwill	17
Restricted cash, FF&E reserve and other assets	19

Total assets	560
Mortgage debt	(170)
Deferred tax liability	(17)
Other liabilities	(31)

Net assets acquired	$342

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Our summarized unaudited consolidated pro forma results of operations, assuming the acquisitions occurred on January 1, 2008, are as follows (in millions, except per share amounts):

	2009	2008
Revenues	$4,263	$5,265
Income (loss) from continuing operations	(202)	381
Net income (loss)	(263)	412
Net income (loss) available to common unitholders	(266)	384
Basic earnings (loss) per common unit:
Continuing operations	(.34)	.68
Discontinued operations	(.11)	.06

Basic earnings (loss) per common unit	$(.45)	$.74

Diluted earnings (loss) per common unit:
Continuing operations	(.36)	.65
Discontinued operations	(.10)	.06

Diluted earnings (loss) per common unit	$(.46)	$.71

Debt

On November 10, 2010, we issued an irrevocable notice to prepay the $71 million, 9.8% mortgage loan on the JW Marriot, Desert Springs on December 10, 2010. There was no prepayment penalty.

On October 22, 2010, we issued $500 million of 6% Series U senior notes that mature on November 1, 2020. We used $250 million of the proceeds to redeem a portion of our 7 1/8% Series K senior notes due 2013 on November 29, 2010. As a result of the repurchase, we will record a $5 million loss on debt extinguishment in the fourth quarter of 2010.

On October 20, 2010, we defeased the $115 million mortgage debt that was assumed in connection with the acquisition of a 90% controlling interest in a joint venture that owns the W New York, Union Square for $120 million, which included approximately $5 million in defeasance, prepayment and other costs. The loan had a book value of $119 million and, accordingly, we will record a loss on debt extinguishment of $1 million in the fourth quarter of 2010.

On August 25, 2010, we redeemed $225 million of our 7 1/8% Series K senior notes due in 2013. As a result of the repurchase, we recorded a $7 million loss on debt extinguishment.

On July 20, 2010, we drew £37 million ($56 million) under our credit facility at an interest rate of one-month LIBOR plus 90 basis points to fund the acquisition of the leasehold interest in the Le Meridien Piccadilly.

On February 11, 2010, Host repaid the $124 million Atlanta Marquis mortgage loan on the optional prepayment date.

On January 20, 2010, we redeemed the remaining $346 million outstanding of our 7% Series M senior notes that were due in August 2012. As a result of the repurchase, we recorded an $8 million loss on debt extinguishments.

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Capital Transactions

During 2010, we issued the remaining 8.1 million shares of common stock available under the 2009 Sales Agency Financing Agreement with BNY Mellon Capital Markets, LLC at an average price of $13.58 per share for proceeds of $109 million, net of $1 million of commissions. On August 19, 2010, we entered into a new Sales Agency Financing Agreement with BNY Mellon Capital Markets, LLC on similar terms, through which we may issue and sell, from time to time, shares of common stock having an aggregate offering price of up to $400 million. The sales will be made in “at the market” offerings under Securities and Exchange Commission rules, including sales made directly on the New York Stock Exchange. BNY Mellon Capital Markets, LLC is acting as sales agent. As of November 30, 2010, we issued approximately 12.9 million shares of common stock through this new program at an average price of $15.47 per share for proceeds of $198 million, net of $2 million of commissions. We may continue to sell shares of common stock under its new program from time to time based on market conditions, although it is not under an obligation to sell any shares. We have approximately $200 million remaining under the new program.

On June 18, 2010, we redeemed 4.0 million shares of our 8 7/8% Class E cumulative redeemable preferred stock at a redemption price of $25.00 per share, plus accrued dividends. The original issuance costs for the Class E preferred stock are treated as a deemed dividend in the statement of operations and have been reflected as a deduction to net income available to common stockholders for the purpose of calculating our basic and diluted earnings per share. As a result of the redemption, we currently have no preferred stock outstanding.

Other Investments

Hospitality Property Trust Leases

In late June 2010, HPT sent notices of default because the subtenants failed to meet net worth covenants, which would have triggered an event of default by us under the master leases between us and HPT. As a result, we terminated the subleases effective July 6, 2010 and we started to act as owner under the management agreements. Accordingly, for the remaining portion of the third quarter of 2010, we recorded the operations of the hotels as opposed to rental income. As a result, we recorded $50 million of hotel revenues for the 71 properties, as well as $43 million of rental income earned prior to the termination of the subleases for the year-to-date 2010. Additionally, we recorded $37 million of hotel expenses related to the 71 properties, as well as $57 million of rental expense due to HPT for year-to-date 2010. The property revenues and rental income recorded less the hotel expenses and rental expenses resulted in a slight loss for the period.

We will continue to perform all obligations under the master leases. The subtenants remain obligated to us for outstanding rent payment obligations to the extent that operating cash generated by the hotels is less than rent that would have been paid under the terminated subleases. At the expiration of the master leases, HPT is obligated to pay us deferred proceeds related to the initial sale of the properties of approximately $67 million, subject to damages arising out of an event of default, if any, under the master leases, plus additional amounts of approximately $7.8 million. We gave notice to HPT that we will not extend the term of the master lease on the 18 Residence Inn properties which results in the termination and expiration of the master lease on those properties effective December 31, 2010, at which time we expect that $17 million of deferred proceeds will be paid to us by HPT. In the fourth quarter of 2010, we also intend to give notice that we will not extend the term of the master lease on the 53 Courtyard by Marriott properties, which will result in termination and expiration of the master lease on those properties effective December 31, 2012.

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Note Receivable

On April 13, 2010, we acquired, at a discount, the two most junior tranches of a €427 million ($581 million) mortgage loan that is secured by six hotels located in Europe. The two junior tranches purchased by us have a face value of €64 million ($87 million) and are subordinate to €363 million ($494 million) of senior debt. Interest payments for the tranches are based on the 90-day EURIBOR rate plus 303 basis points, or approximately 3.8%, and the loan is performing. The loan matures in October of 2011 and there is a one-year extension option, subject to debt service coverage requirements.